Exhibit 10.1

Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, this “Agreement”) is made and entered into as of August 31, 2020 (the “Execution Date”), by and among the following parties (each of the following described in clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

(i)

Jill Acquisition LLC, a company incorporated under the laws of Delaware (J.Jill), J.Jill, Inc., a company incorporated under the laws of Delaware (“Holdings”) and J. Jill Gift Card Solutions, Inc. a company incorporated under the laws of Delaware (along with each such parties’ direct and indirect subsidiaries, collectively, the “Company Parties”);

(ii)

the undersigned beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement or a Joinder to counsel to the Company Parties, counsel to the Consenting Lenders and counsel to the Consenting Shareholders (collectively, the “Consenting Lenders”); and

(iii)

TowerBrook Capital Partners L.P. and each of its Affiliates that owns Equity Interests of Holdings (the “Consenting Shareholders” or “TowerBrook” and, together with the Consenting Lenders, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring, refinancing, and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the out-of-court restructuring term sheet attached as Exhibit A hereto (the “Out-of-Court Term Sheet”) and the in-court, prepackaged chapter 11 term sheet attached as Exhibit B hereto (the “Chapter 11 Term Sheet” and, such transactions as described in this Agreement, the Out-of-Court Term Sheet, the Chapter 11 Term Sheet and the exhibits, schedules and annexes to each such term sheet, collectively, the “Restructuring Transactions”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

WHEREAS, the Restructuring Transactions shall be implemented either through (a) an out-of-court transaction in which the Company Parties shall (i) solicit consents from existing Lenders under the Term Loan Agreement to certain amendments thereto and (ii) repurchase the Term Loans of Consenting Lenders at par (i.e., on a dollar-for-dollar basis) for New Term Loans, in each case on the terms and subject to the conditions set forth in the Out-of-Court Term Sheet (the “Out-of-Court Restructuring”), or (b) to the extent the Consent Threshold has not been obtained by the Out-of-Court Toggle Date, the solicitation of votes for a prepackaged chapter 11 plan consistent with the terms of this Agreement and the Chapter 11 Term Sheet (the “Plan”), to be implemented, to the extent set forth herein, through the commencement by the Company Parties of voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court in a district to be determined by the Company Parties, (which district shall be reasonably satisfactory to the Required Consenting Lenders and TowerBrook (provided that TowerBrook has not delivered the notice of termination under Section 13.03(c) herein) (the “Bankruptcy Court”, such cases, the “Chapter 11 Cases” and such transactions, the “In-Court Restructuring”); and

WHEREAS, the Parties have agreed to take certain actions, as applicable, in support of the Restructuring Transactions and otherwise described herein, all on the terms and conditions set forth in this Agreement, the Out-of-Court Term Sheet and the Chapter 11 Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Affiliate” has the meaning set forth in the Term Loan Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Lender that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting Lender becomes a party hereto) to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to an Alternative Restructuring.

“Alternative Restructuring” means any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing (including any debtor-in-possession financing or exit financing), use of cash collateral, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties, other than the Restructuring Transactions.

“Automatic Termination Outside Date” has the meaning set forth in Section 13.05.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chapter 11 Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Term Loan Claims and the common stock of Holdings.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other agreement relating to public disclosure of material non-public information, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification to be obtained from, filed with or delivered to a Governmental Entity or any other Person.

“Consenting Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Lenders’ Advisors” means, collectively, (a) Stroock & Stroock & Lavan LLP, as counsel to the Consenting Lenders, (b) Guggenheim Securities, LLC, as financial advisor to the Consenting Lenders and (c) if applicable and only to the extent that the Company Parties commence the Chapter 11 Cases, one (1) local counsel to the Consenting Lenders.

“Consenting Shareholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Shareholders’ Advisors” means, collectively, (a) Paul, Weiss Rifkind, Wharton & Garrison LLP, as counsel to the Consenting Shareholders, (b) Greenhill & Co., LLC, as financial advisor to the Consenting Shareholders and (c) if applicable and only to the extent that the Company Parties commence the Chapter 11 Cases, one (1) local counsel to the Consenting Shareholders.

“Consenting Shareholders’ In-Court Consent Right” has the meaning set forth in Section 3.02.

“Consenting Stakeholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Stakeholders’ Advisors” means, collectively, the Consenting Lenders’ Advisors and the Consenting Shareholders’ Advisors.

“Consent Threshold” means holders of the Term Loan Claims representing at least 95.0% of the aggregate outstanding principal amount of all Term Loan Claims.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics, or disease outbreaks.

“Credit Documents” has the meaning set forth in the Term Loan Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases, as applicable.

“Definitive Documents” means the documents listed or described in Section 3.01.

“DIP Documents” means the definitive documents with respect to any debtor-in-possession financing that may be extended to the Debtors to fund the Chapter 11 Cases, if necessary, in connection with the In-Court Restructuring, including the DIP Motion, DIP Facility and DIP Facility Documents, and any interim and final orders of the Bankruptcy Court with respect to such debtor-in-possession financing.

“DIP Facility” means the debtor-in-possession financing facility on terms and conditions consistent in all material respects with the Chapter 11 Term Sheet.

“DIP Facility Documents” means the documents governing the DIP Facility, which documents shall be consistent in all material respects with this Agreement.

“DIP Motion” means a motion to be filed by the Debtors with the Bankruptcy Court seeking Bankruptcy Court approval of the DIP Facility and authorizing use of cash collateral.

“Disclosure Statement” means the disclosure statement with respect to the Plan, that is prepared and distributed to holders of Term Loan Claims in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto.

“Disclosure Statement Order” means the order approving the Disclosure Statement.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, with respect to any Person, collectively, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facilities Documents” means the documents governing the exit financing facilities described in the Chapter 11 Term Sheet.

“Final DIP Order” means a final order of the Bankruptcy Court approving the DIP Motion.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file with the Bankruptcy Court.

“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

“Holdings” has the meaning set forth in the preamble of this Agreement.

“In-Court Release” means, in the event of the In-Court Restructuring, mutual releases by the Parties to be included in the Plan, which shall be consistent with the release provisions set forth in Exhibit D.

“In-Court Restructuring” has the meaning set forth in the recitals to this Agreement.

“In-Court Restructuring Outside Date” has the meaning set forth in Section 4 to this Agreement.

“Independent Director” has the meaning set forth in Section 8.01(l).

“Interim DIP Order” means an interim order of the Bankruptcy Court approving the DIP Motion.

“J.Jill” has the meaning set forth in the preamble of this Agreement.

“Joinder” means an executed form of the joinder providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Material Adverse Effect” means, other than the filing of the Chapter 11 Cases or as a direct result of the impact of the COVID-19 pandemic, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact, or the worsening of any of the foregoing (each, an “Event”) since the Execution Date, that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (a) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets, or liabilities of the Company Parties, taken as a whole, or (b) the ability of the Company Parties, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contract” means any of the following contracts or agreements to which any of the Company Parties is a party or by which any of the Company Parties or any of their respective assets or properties are bound: (a) any contract or agreement pursuant to which any of the Company Parties leases, subleases or otherwise occupies any real property or in which any of the Company Parties has been granted a possessory interest or right to use or occupy any real property; (b) any contract or agreement that restricts or will restrict any of the Company Parties from freely engaging in any business in any manner or competing anywhere; (c) any contract or agreement that is a joint venture agreement, data license agreement, or any contract or agreement pursuant to which any Person has a right to acquire any Company Party’s interests in real property; (d) any contract or agreement between any Company Party, on the one hand, and any Related Party, on the other hand; (e) any contract or agreement that is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act); (f) any Swap Obligation (as defined in the Term Loan Agreement); or (g) any contract or agreement that may reasonably be expected to result in aggregate payments by the applicable Company Party or any other party thereto, or revenues to the applicable Company Party or any other party thereto, in either case greater than or equal to $1,000,000 during the current or any subsequent calendar year.

“Milestones” has the meaning set forth in Section 4 to this Agreement.

“New Organizational Documents” means the new Organizational Documents of the Debtors after giving effect to the In-Court Restructuring, including any shareholders agreement, registration agreement or similar document.

“New Term Loans” has the meaning set forth in the Out-of-Court Term Sheet.

“No Recourse Party” has the meaning set forth in Section 15.24.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Out-of-Court Release” means, in the event of the Out-of-Court Restructuring, customary mutual releases by and for the benefit of each of the Parties.

“Out-of-Court Restructuring” has the meaning set forth in the recitals to this Agreement.

“Out-of-Court Restructuring Effective Date” means the effective date of the Out-of-Court Restructuring.

“Out-of-Court Restructuring Outside Date” means September 30, 2020, as may be extended by the Required Parties by mutual agreement in writing pursuant to the terms of this Agreement.

“Out-of-Court Restructuring Period” means the period commencing on the Execution Date through the Out-of-Court Toggle Date.

“Out-of-Court Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Out-of-Court Toggle Date” means September 11, 2020, as may be extended by the Required Parties by mutual agreement in writing pursuant to the terms of this Agreement; provided, however, that in the event that the Consenting Shareholders terminate this Agreement as to such Consenting Shareholders under Section 13.03, the “Out-of-Court Toggle Date” shall be deemed to occur within two (2) Business Days of such termination unless otherwise determined by the Required Consenting Lenders in their sole discretion.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Entity.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 10.01.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, including the New Organizational Documents and the Exit Facilities Documents.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Party” means (a) any current or former officer, employee, equityholder, or member of the board of directors (or other governing body) of any Company Party, (b) any immediate family member of any Person described in clause (a) above, and (c) any Affiliate of any Person described in clause (a) or clause (b) above.

“Required Consenting Lenders” means, as of any time of determination, Consenting Lenders holding at least 50.01% of the aggregate outstanding principal amount of Term Loans that are held by all Consenting Lenders.

“Required Consenting Stakeholders” means, as of any time of determination, each of (a) the Required Consenting Lenders and (b) the Consenting Shareholders.

“Required Parties” means the Company Parties and the Required Consenting Lenders; provided that, to the extent any approvals, consents, waivers or other decisions relate to either (a) the Definitive Documents for the Out-of-Court Transaction or (b) the Consenting Shareholders’ In-Court Consent Right, “Required Parties” shall also include the Consenting Shareholders.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all documents, forms and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Term Loan” has the meaning set forth in the Term Loan Agreement.

“Term Loan Forbearance Agreement” means the First Amended and Restated Forbearance Agreement, dated as of July 15, 2020, by and among J.Jill, certain Lenders party thereto and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Term Loan Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Agreement, including any successors thereto.

“Term Loan Agreement” means that certain Term Loan Credit Agreement dated as of May 8, 2015, by and among J.Jill, Holdings, Jefferies Finance LLC, as Term Loan Agent, and the lenders and other parties thereto from time to time (as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of May 27, 2016, and as further amended, modified, and supplemented from time to time in accordance with the terms thereof).

“Term Loan Claim” means any Claim arising under, in connection with, or related to the Term Loan Agreement or any of the other Credit Documents.

“Termination Date” means the date on which this Agreement is terminated in accordance with Section 13.

“TowerBrook” has the meaning set forth in the preamble to this Agreement.

“Transaction Expenses” means all reasonable fees, costs and expenses of the Consenting Stakeholders’ Advisors incurred in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of this Agreement and/or any of the other Definitive Documents, and/or the transactions contemplated hereby or thereby, and/or any amendments, waivers, consents, supplements, or other modifications to any of the foregoing; provided that such reasonable fees, costs and expenses of the Consenting Shareholders’ Advisors shall not be considered “Transaction Expenses” to the extent that (a) the Consenting Lenders terminate this Agreement (due to a breach by the Consenting Shareholders) pursuant to Section 13.01(a), (b) the Company Parties terminate this Agreement pursuant to Section 13.02(a) or (c) the Consenting Shareholders terminate this Agreement for any reason pursuant to Section 13.03; provided, further, that the fees, costs and expenses of the Consenting Shareholders’ Advisors shall not exceed (a) $4,250,000 in connection with the Out-of-Court Restructuring, and (b) $2,500,000 in connection with the In-Court Restructuring.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not; and

(j) (A) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Sections 15.10(b) and 15.10(c), (B) the phrase “counsel to the Consenting Lenders” refers in this Agreement to counsel specified in Section 15.10(b), and (c) the phrase “counsel to the Consenting Shareholders” refers in this Agreement to counsel specified in Section 15.10(c).

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties that has executed and delivered counterpart signature pages to this Agreement at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 15.10;

(b) the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties specified in Section 15.10:

(i) holders of at least 66.67% of the aggregate outstanding principal amount of Term Loans; and

(ii) the Consenting Shareholders; and

(c) the Company Parties shall have paid all accrued and unpaid Transaction Expenses to the applicable Consenting Lenders’ Advisors by wire transfer in immediately available funds in accordance with instructions provided to the Company Parties by the applicable Consenting Lenders’ Advisors.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include this Agreement and all other agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including each of the following:

(a) in connection with an implementation of the Restructuring Transactions through the Out-of-Court Restructuring:

(i) the Out-of-Court Release;

(ii) documentation necessary to consummate the Term Loan Amendment and Waiver, including an amendment of the Existing Term Loan Agreement, as reasonably determined by the Required Parties;

(iii) documentation necessary to consummate the Purchase Offer (as defined in the Out-of-Court Term Sheet), as reasonably determined by the Required Parties;

(iv) documentation reasonably necessary to consummate the Priming Facility (as defined in the Out-of-Court Term Sheet), as reasonably determined by the Required Parties;

(v) documentation necessary to consummate the Junior Facility (as defined in the Out-of-Court Term Sheet), as reasonably determined by the Required Parties;

(vi) the Sponsor Investment Warrants (as defined in the Out-of-Court Term Sheet); and

(vii) the Term Loan Intercreditor Agreement, the Junior Intercreditor Agreement and the A&R ABL Intercreditor Agreement (each as defined in the Out-of-Court Term Sheet).

(b) in connection with a potential implementation of the Restructuring Transactions through the In-Court Restructuring:

(i) the First Day Pleadings and all orders sought pursuant thereto;

(ii) the Plan, including the In-Court Release;

(iii) the Plan Supplement;

(iv) the DIP Documents;

(v) the Exit Facilities Documents;

(vi) the New Organizational Documents, including the Shareholders Agreement, if any;

(vii) the Disclosure Statement and any related Solicitation Materials;

(viii) the Disclosure Statement Order; and

(ix) the Confirmation Order.

3.02. Each of the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remains subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall each contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including, for the avoidance of doubt, the Out-of-Court Term Sheet and the Chapter 11 Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 14. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise each be in form and substance reasonably acceptable to the Required Consenting Lenders and the Company Parties; provided, that the Definitive Documents in connection with the Out-of-Court Restructuring shall also be reasonably acceptable to the Consenting Shareholders; provided, further, that (a) the In-Court Release and (b) any other term of the Definitive Documents in connection with the In-Court Restructuring, but solely to the extent that such term materially and adversely impacts the treatment of the Consenting Shareholders shall also be reasonably acceptable to the Consenting Shareholders (subsections (a) and (b) of the foregoing, collectively, the “Consenting Shareholders’ In-Court Consent Right”).

Section 4. Milestones. On and after the Agreement Effective Date, the Parties shall implement the Restructuring Transactions in accordance with the following milestones (the “Milestones”), unless extended or waived in writing (which may be by electronic mail) by the Company Parties, the Required Consenting Lenders and, solely with respect to subsections (a), (b)(i), and (b)(vi) below (the “Sponsor Milestones”), the Consenting Shareholders, each in their sole discretion:

(a) To the extent the Restructuring Transactions are to be implemented on an out-of-court basis through the Out-of-Court Restructuring, cause the Out-of-Court Restructuring Effective Date to occur no later than the Out-of-Court Restructuring Outside Date.

(b) If the Consent Threshold has not been satisfied (as mutually determined by the Required Parties), extended or waived by the Required Parties on or prior to the Out-of-Court Toggle Date, the Restructuring Transactions shall be implemented on an in-court basis through the In-Court Restructuring and the Company Parties shall comply with each of the following milestones:

(i) no later than fourteen (14) days after the Out-of-Court Toggle Date, to the extent the Consent Threshold has not been obtained or (ii) the Out-of-Court Restructuring Outside Date if the Out-of-Court Restructuring Effective Date has not occurred, commence solicitation of the Plan;

(ii) no later than the date which is the later of (A) September 25, 2020 or (B) fourteen (14) days after commencement of the solicitation of the Plan, the Company Parties shall conclude the solicitation of the Plan;

(iii) no later than the date which is the later of (A) October 3, 2020 or (B) one (1) Business Day after concluding the solicitation of the Plan, the Petition Date shall have occurred (and, for the avoidance of doubt, on such Petition Date, the Company Parties shall have filed with the Bankruptcy Court the Plan, the Disclosure Statement and other Solicitation Materials, and a motion scheduling a combined hearing on the Plan and Disclosure Statement and other Solicitation Materials);

(iv) within five (5) Business Days after the Petition Date, the Company Parties shall have filed with the Bankruptcy Court the Plan Supplement;

(v) within fourteen (14) days after the Petition Date, the Confirmation Order and all other related relief required to be obtained from the Bankruptcy Court to implement the Restructuring Transactions through the In-Court Restructuring shall have been entered and/or granted, as applicable, by the Bankruptcy Court; and

(vi) the Plan Effective Date shall have occurred within thirty (30) calendar days after the Petition Date (the “In-Court Restructuring Outside Date”).

Section 5. Commitments of the Consenting Lenders.

5.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Lender agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, to:

(i) (A) use commercially reasonable efforts and timely take all reasonable actions necessary to support, implement and consummate the Out-of-Court-Restructuring, and (B) to the extent the Consent Threshold has not been obtained by the Out-of-Court Toggle Date or the other conditions of the Out-of-Court Restructuring have not been satisfied so as to permit consummation of the Out-of-Court Restructuring prior to the Out-of-Court Restructuring Outside Date, timely take all reasonable actions necessary to support, implement and consummate the In-Court Restructuring, including (as applicable) (1) consent to the amendments to the Term Loan Agreement and participate in the exchange of the existing Term Loans into the New Term Loans, and (2) vote all Company Claims/Interests owned or held by such Consenting Lender and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions; provided that no Consenting Lender shall be obligated to waive (to the extent waivable by such Consenting Lender) any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii) use commercially reasonable efforts to oppose any Person from taking any actions contemplated in Section 5.02(b);

(iv) give any notice, order, instruction, or direction to the applicable Term Loan Agent necessary to give effect to the Restructuring Transactions; provided, that such Consenting Lender shall not be required to provide such Term Loan Agent or any other Person with any indemnities or similar undertakings in connection with taking any such action; and

(v) negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform its obligations under, implement, and consummate the transactions contemplated by the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b) During the Agreement Effective Period, each Consenting Lender agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support or vote for any Alternative Restructuring;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v) exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Interests in the Company Parties; or

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02. Commitments with Respect to Chapter 11 Cases

(a) During the Agreement Effective Period, each Consenting Lender agrees that it shall, severally and not jointly, subject to receipt by such Consenting Lender, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, however, that such vote or election may be changed, withdrawn, amended or revoked (and, upon such change, withdrawal, amendment or revocation, deemed void ab initio) by such Consenting Lender at any time following the expiration or termination of the Agreement Effective Period with respect to such Consenting Lender (it being understood that any termination of the Agreement Effective Period with respect to a Consenting Lender shall entitle such Consenting Lender to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso).

(b) During the Agreement Effective Period, each Consenting Lender, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 6. Commitments of the Consenting Shareholders.

(a) During the Agreement Effective Period, the Consenting Shareholders agree, in respect of all of its Company Claims/Interests, to:

(i) (A) use commercially reasonable efforts and timely take all reasonable actions necessary to support, implement and consummate the Out-of-Court-Restructuring, and (B) to the extent the Consent Threshold has not been obtained by the Out-of-Court Toggle Date or the other conditions of the Out-of-Court Restructuring have not been satisfied so as to permit consummation of the Out-of-Court Restructuring prior to the Out-of-Court Restructuring Outside Date, timely take all reasonable actions necessary to support, implement and consummate the In-Court Restructuring, including vote all Company Claims/Interests owned or held by the Consenting Shareholders and exercise any powers or rights available to it (including in any shareholders’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions; provided that the Consenting Shareholders shall not be obligated to waive any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document; and

(ii) negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform its obligations under, and consummate the transactions contemplated by the Definitive Documents to the extent applicable to the Consenting Shareholders.

(b) During the Agreement Effective Period, the Consenting Shareholders agree, in respect of their Company Claims/Interests, that they shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) except as expressly provided in this Agreement, propose, file, support or vote for any Alternative Restructuring;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in all material respects with this Agreement or the Plan;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v) exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Interests in the Company Parties; or

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

Section 7. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) limit the rights of a Consenting Stakeholder under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Stakeholder’s obligations hereunder; (e) limit the ability of a Consenting Stakeholder to purchase, sell or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof (including, for the avoidance of doubt, Section 10), and any applicable agreements governing such Company Claims/Interests; (f) constitute a waiver or amendment of any term or provision of the Term Loan Agreement or any of the other Credit Documents; (g) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under the Term Loan Agreement or any of the other Credit Documents; or (h) require any Consenting

Stakeholder to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Stakeholder (except, in the case of any Consenting Lender that is a lender under the DIP Facility or any Exit Facility, such Consenting Lender’s commitments under such DIP Facility or Exit Facility, respectively).

Section 8. Commitments of the Company Parties.

8.01. Affirmative Commitments. Except as set forth in this Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) (i) use commercially reasonable efforts to support, act in good faith, and take all reasonable actions necessary, or reasonably requested by the applicable Required Consenting Stakeholders, to implement and consummate the Restructuring Transactions through the Out-of-Court Restructuring within the Out-of-Court Restructuring Period as contemplated by this Agreement and the Out-of-Court Term Sheet (including using commercially reasonable efforts to satisfy the conditions to the Out-of-Court Restructuring); (ii) to the extent the Consent Threshold has not been obtained by the Out-of-Court Toggle Date, or the other conditions of the Out-of-Court Restructuring have not been satisfied so as to permit consummation of the Out-of-Court Restructuring prior to the Out-of-Court Restructuring Outside Date (as determined in good faith by the Company and the Required Consenting Stakeholders), timely take all reasonable actions necessary to support, implement and consummate the Restructuring Transactions through the In-Court Restructuring, including promptly commencing solicitation on the Plan pursuant to the Disclosure Statement and related Solicitation Materials and thereafter commencing Chapter 11 Cases in order to implement the Plan; and (iii) in the event the Chapter 11 Cases are commenced, obtaining the Bankruptcy Court’s approval of the Definitive Documents (as applicable), the solicitation on the Plan by means of the Disclosure Statement and related Solicitation Materials, confirmation of the Plan, and the consummation of the Restructuring Transactions pursuant to the Plan;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary or requested by the Required Consenting Lenders to address any such impediment, including, if the Restructuring Transactions are implemented through the In-Court Restructuring: (i) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) approving an Alternative Restructuring, or (E) for relief that (x) is inconsistent with this Agreement in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; (ii) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization; (iii) timely filing a formal objection to any motion, application or proceeding challenging (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Lenders, or (B) the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Lenders; (iv) timely filing a formal objection to any motion, application, or proceeding filed with the Bankruptcy Court seeking standing to pursue claims or causes of action of the Debtors against any Consenting Stakeholder or any director, manager, officer or employee of, or lender to, or any consultant or advisor that is retained or engaged by, any of the Consenting Stakeholders; and (v) timely filing a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facility (or motion filed by such Person that seeks to interfere with the DIP Facility) or any proposed adequate protection to the Consenting Lenders pursuant to the Interim DIP Order, the Final DIP Order, or otherwise;

(c) use commercially reasonable efforts to obtain any and all Permits, Consents, and third-party approvals that are necessary and/or advisable for the implementation or consummation of any part of the Restructuring Transactions;

(d) negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform their obligations under, and consummate the transactions contemplated by this Agreement; the Definitive Documents, and any other required agreements to effectuate;

(e) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders;

(f) (i) complete the preparation, (A) as soon as practicable after the Agreement Effective Date, of each of the Definitive Documents necessary to implement the Out-of-Court Restructuring under Section 3.01(a) and (B) as soon as practicable after the Out-of-Court Toggle Date, of each of the Definitive Documents necessary to implement the Chapter 11 Cases under Section 3.01(b) (including all motions, applications, orders, agreements, and other documents, each of which, for the avoidance of doubt, shall contain terms and conditions consistent in all material respects with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Required Consenting Lenders and, solely to the extent of the Consenting Shareholders’ In-Court Consent Right, the Consenting Shareholders), (ii) provide each of the Definitive Documents to, and afford reasonable opportunity for comment and review of each of the Definitive Documents by, counsel to the applicable Consenting Stakeholders no less than three (3) Business Days in advance of any filing, execution, distribution, or use (as applicable) thereof, and (iii) consult in good faith with the Consenting Lenders’ Advisors and, solely to the extent applicable in connection with the Consenting Shareholders’ In-Court Consent Right, the Consenting Shareholders’ Advisors regarding the form and substance of the applicable Definitive Documents in advance of the filing, execution, distribution or use (as applicable) thereof; provided, however, that the obligations under this Section 8.01(f) shall in no way alter or diminish any right expressly provided to any applicable Consenting Stakeholder under this Agreement to review, comment on, and/or consent to the form and/or substance of any document or agreement;

(g) promptly notify counsel to the Consenting Lenders and the Consenting Shareholders in writing (and in any event within one (1) Business Day after obtaining knowledge thereof) of (i) the initiation, institution, or commencement of any proceeding by a Governmental Entity or other Person (or communications indicating that the same may be contemplated or threatened) (A) involving any of the Company Parties (including any assets, Permits, businesses, operations, or activities of any of the Company Parties) or any of their respective current or former officers, employees, managers, directors, members, or equity holders (in their capacities as such), or (B) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain, or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby, (ii) any breach by any of the Company Parties in any respect of any of its obligations, representations, warranties, or covenants set forth in this Agreement, (iii) any Material Adverse Effect, (iv) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied prior to the applicable Milestones set forth herein, (v) the occurrence of a Termination Event, and/or (vi) the receipt of notice from any Governmental Entity or other Person alleging that the consent of such Person is or may be required under any Organizational Document, contract, Permit, Law or otherwise in connection with the consummation of any part of the Restructuring Transactions;

(h) maintain the good standing and legal existence of each Company Party under the Laws of the state in which it is incorporated, organized or formed, except to the extent the Restructuring Transactions are to be implemented through the In-Court Restructuring and any failure to maintain such Company Party’s good standing arises solely as a result of the filing of the Chapter 11 Cases;

(i) notify counsel to the Consenting Lenders and the Consenting Shareholders of the receipt of any Alternative Restructuring Proposal by any Company Party, within one (1) Business Day after such receipt, with such notice to include the material terms of such Alternative Restructuring Proposal (including the identity of the Person(s) involved);

(j) provide the Consenting Lenders’ Advisors such information as reasonably necessary to evaluate each of the Debtors’ executory contracts and unexpired leases, and all ongoing discussions and negotiations related thereto, and assume or reject each executory contract (including any employment agreement or employee benefit plan) and unexpired lease in consultation with the Required Consenting Lenders;

(k) (i) conduct their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with Law; provided, however, that if any Company Party reasonably determines in good faith that the operation of its business in the ordinary course is not advisable due to possible health and safety concerns related to COVID-19, such determination and any actions taken or not taken as a result of such determination that are outside the ordinary course of its business and inconsistent with its past practices shall not be a breach of this Section 8.01(k) (but such Company Party shall promptly inform the Consenting Lender Advisors of any such determination), (ii) maintain their physical assets, equipment, properties and facilities in their condition and repair as of the Agreement Effective Date, ordinary wear and tear excepted, (iii) maintain their respective books and records on a basis consistent with prior practice, (iv) maintain all insurance policies, or suitable replacements therefor, in full force and effect, (v) maintain all of their respective Permits in full force and effect (including by filing all reports, notifications and filings with, and paying all fees to, the applicable Governmental Entities necessary to maintain all such Permits in full force and effect) and take all action to avoid or eliminate any event, circumstance, event, or occurrence that results, or would reasonably be expected to result, in the lapse, expiration, termination, revocation, suspension or modification of any such Permits or the imposition of any fine, penalty, or other sanctions in connection therewith, (vi) comply with, perform all of their respective material obligations under, and maintain in full force and effect, each Material Contract [*****] (and taking into account the impact of the COVID-19 pandemic), and (vii) use reasonable best efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, physicians, suppliers, distributors and customers) and employees (and taking into account the impact of the COVID-19 pandemic);

(l) no later than two (2) Business Days following the Out-of-Court Toggle Date, provided that the necessary consents for the Out-of-Court Restructuring have not been obtained or have been waived, the board of directors of Holdings shall form a restructuring committee with the exclusive responsibility to, among other things, review, evaluate and implement the strategic alternatives, including the Restructuring Transactions. The restructuring committee shall consist of three (3) Independent Directors (defined below) who shall be appointed to the Restructuring Committee by the board of directors, and reasonably acceptable to the Required Consenting Lenders. “Independent Director” shall be defined as a natural person who is a member of the board of directors and, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not (i) an employee, director, stockholder, partner, officer attorney or counsel of TowerBrook or any of its Affiliates (other than his or her service as an independent member of a board or other similar capacity); (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Towerbrook or any of its Affiliates; (iii) a Person controlling or under common control with any other such Person described above, or (iv) any member of the immediate family of a Person described in subclauses (i), (ii) or (iii); and

(m) provide the Consenting Stakeholders’ Advisors, and other representatives with (i) reasonable access to (and the right to examine and make copies of), during regular business hours, (A) the books, work papers, records, and materials of any Company Party, and (B) the personnel and advisors of any Company Party (and such Company Party shall cause such personnel and advisors to cooperate and work in good faith with such Consenting Stakeholders’ Advisors, and other representatives), in each case, as reasonably requested by such Consenting Stakeholders’ Advisors, or other representatives for purposes of the Consenting Lenders’ or Consenting Shareholders’ due diligence investigation in respect of the assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, and (ii) reasonably timely responses to all diligence requests provided by the Consenting Stakeholders’ Advisors or other representatives to the Company Parties of their advisors.

8.02. Negative Commitments. Except as set forth in Section 9, and except pursuant to the consummation of the Restructuring Transactions, during the Agreement Effective Period, each of the Company Parties shall not, without the prior written consent of the Required Consenting Stakeholders, directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of, the Restructuring Transactions;

(c) (i) execute or file any agreement, instrument, pleading, order, form, or other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Plan, and/or the Restructuring Transactions that, in whole or in part, is not consistent in all material respects with this Agreement, the Out-of-Court Term Sheet, or the Chapter 11 Term Sheet, as applicable, or otherwise in form and substance reasonably acceptable to the Required Consenting Stakeholders, subject to the Consenting Shareholders’ In-Court Consent Right, and (ii) waive, amend, or modify any of the Definitive Documents, or file a pleading seeking to waive, amend, or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification, or filing contains any provision that is not consistent in all material respects with this Agreement, the Out-of-Court Term Sheet, or the Chapter 11 Term Sheet, as applicable, or otherwise reasonably acceptable to the Required Consenting Stakeholders, subject to the Consenting Shareholders’ In-Court Consent Right;

(d) to the extent the Restructuring Transactions are to be implemented through the In-Court Restructuring, move for an order from the Bankruptcy Court authorizing or directing the assumption or rejection of any executory contract (including any employment agreement or employee benefit plan) or unexpired lease, other than any assumption or rejection that (i) is done with the advance written consent of the Required Consenting Lenders, or (ii) is expressly contemplated by the Plan;

(e) (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Stakeholders, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Lenders, (ii) otherwise seek to restrict any rights of any of the Consenting Stakeholders, or (iii) support any Person in connection with any of the acts described in clause (i) or clause (ii) of this Section 8.02(e);

(f) enter into any contract with respect to debtor-in-possession financing, cash collateral usage, exit financing, and/or other financing arrangements, other than as contemplated under the Chapter 11 Term Sheet;

(g) (i) enter into any contract which, if existing as of the Execution Date, would constitute a Material Contract had it been entered into prior to the Execution Date, (ii) amend, supplement, modify, or terminate any Material Contract, or (iii) allow or permit any Material Contract to expire;

(h) in connection with an implementation or potential implementation of the Restructuring Transactions through the In-Court Restructuring, assert, or support any assertion by any Person, that, in order to act on the provisions of Section 13, the Consenting Lenders shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and each of the Company Parties hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with Section 13);

(i) allow or permit any of their respective Permits to lapse, expire, terminate or be revoked, suspended or modified, or to suffer any fine, penalty or other sanctions related to any of their respective Permits;

(j) grant or agree to grant (including pursuant to a key employee retention or incentive plan or other similar agreement or arrangement) any additional, or any increase in the, wages, salary, bonus, commissions, retirement benefits, pension, severance, or other compensation or benefits (including in the form of any vested or unvested Equity Interests of any kind or nature) of any director, manager, officer, or employee of, or any consultant or advisor that is retained or engaged by, any of the Company Parties, except in the ordinary course of business;

(k) enter into, adopt or establish any new compensation or benefit plans or arrangements (including employment agreements and any retention, success or other bonus plans), or amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements);

(l) make or change any tax election (including, with respect to any Debtor that is treated as a partnership or disregarded entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes), file any amended tax return, enter into any closing agreement with respect to taxes, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, enter into any installment sale transaction, adopt or change any accounting methods, practices, or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement, or settle any tax claim or assessment;

(m) take or permit any action that would result in a (i) disaffiliation of any Company Party from the Company Parties’ consolidated income tax group under Section 1502 of the Code, or (ii) realization of any taxable income outside the ordinary course of the Company Parties’ business;

(n) amend any of their respective Organizational Documents in a manner that is materially inconsistent with this Agreement or the Plan;

(o) authorize, create, or issue any additional Equity Interests in any of the Company Parties, or redeem, purchase, acquire, declare any distribution on, or make any distribution on any Equity Interests in any of the Company Parties;

(p) if the Restructuring Transactions are to be implemented through the In-Court Restructuring, pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Petition Date, unless the Bankruptcy Court authorizes the Debtors to pay such indebtedness, liabilities, or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Pleadings;

(q) seek, solicit, support, encourage, propose, assist, consent to, or vote for, enter or participate in any negotiations or any agreement with any Person regarding, pursue or consummate, any Alternative Restructuring;

(r) announce publicly their intention not to support the Restructuring Transactions; or

(s) consummate the Restructuring Transactions unless each of the conditions to the consummation of such transactions set forth in this Agreement, the Out-of-Court Term Sheet, and/or the Disclosure Statement has been satisfied (or waived by the applicable Required Consenting Stakeholders in their sole discretion).

Section 9. Additional Provisions Regarding Company Parties’ Commitments.

9.01. Notwithstanding anything to the contrary in this Agreement, and subject to Section 13.02(c), nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, including any director, manager, or officer of a Company Party that is an employee, representative, or agent of any Consenting Shareholders, to take or refrain from taking any action pursuant to this Agreement (including, without limitation, terminating this Agreement pursuant to Section 13.02 hereof, to the extent the board of directors or mangers reasonably determines in good faith, based on the advice of external counsel (including counsel to the Company), that taking, or such action, as applicable, would be inconsistent with its fiduciary obligations or applicable Law, and any such action or inaction pursuant to such exercise of fiduciary duties shall not be deemed to constitute a breach of this Agreement. The Company shall promptly notify each of the Consenting Creditor Parties of any such determination (and in any event within two (2) business days following such determination).

9.02. Notwithstanding anything to the contrary in this Agreement, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, discuss, and negotiate unsolicited Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity that (i) provides an unsolicited Alternative Restructuring Proposal, (ii) executed and delivers a Confidentiality Agreement, which shall be in form and substance reasonably acceptable to the Required Consenting Lenders, and (iii) requests such information; and (c) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions. At all times prior to the date on which the Company Parties enter into a definitive agreement with respect to an Alternative Restructuring, the Company Parties shall inform counsel to the Consenting Lenders and the Consenting Shareholders regarding (A) any discussions and/or negotiations relating to any such Alternative Restructuring and/or (B) any amendments, modifications or other changes to, or any further developments of, any such Alternative Restructuring, in any such case as is necessary to keep such counsel contemporaneously informed as to the status and substance of such discussions, negotiations, amendments, modifications, changes and/or developments.

9.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 10. Transfer of Interests and Securities.

10.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Stakeholders, at or before the time of the proposed Transfer, a Joinder or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interests Transferred) to counsel to the Company Parties and counsel to the applicable Consenting Stakeholders at or before the time of the proposed Transfer.

10.02. Upon compliance with the requirements of Section 10.01, the transferee shall be deemed a Consenting Stakeholder, as applicable, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 10.01 above shall be void ab initio.

10.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claims/Interests acquired) to counsel to the Company Parties and counsel to the applicable Consenting Stakeholders within five (5) Business Days of such acquisition.

10.04. Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Joinder in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale, assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 10.01; and (iii) the Transfer otherwise is permitted under Section 10.01. To the extent that a Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

10.05. Notwithstanding the foregoing provisions of this Section 10, in no event shall TowerBrook directly or indirectly Transfer all or any portion of its Equity Interests in any Company Party without the prior written consent of the Required Consenting Lenders and the Company Parties.

10.06. Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any Company Claims/Interests in favor of a bank or broker-dealer holding custody of such Company Claims/Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Company Claims/Interests.

Section 11. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement or, in the case of a Consenting Lender, a Joinder, as applicable:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or, in the case of a Consenting Lender, a Joinder, as applicable;

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests as contemplated by this Agreement subject to applicable Law;

(e) such Consenting Stakeholder has made no prior assignment, sale, participation, grant, conveyance, or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey, or otherwise Transfer, in whole or in part, any portion of its rights, title, or interest in any Company Claims/Interests that is inconsistent with the representations and warranties of such Consenting Stakeholder herein or would render such Consenting Stakeholder otherwise unable to comply with this Agreement and perform its obligations hereunder; and

(f) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional “accredited investor” (as defined by Rule 501 of the Securities Act), and (ii) any securities acquired by such Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

provided, however it is understood and agreed that the representations and warranties made by a Consenting Lender that is an investment manager, advisor, or subadvisor of a beneficial owner of Company Claims/Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, advisor, or subadvisor, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager, advisor, or subadvisor.

Section 12. Mutual Representations, Warranties, and Covenants. Each of (i) the Company Parties, jointly and severally, and (ii) the Consenting Stakeholders, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement or, in the case of a Consenting Lender, a Joinder, as applicable:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its Organizational Documents;

(d) it is not currently engaged in any discussions, negotiations or other arrangements with respect to any Alternative Restructuring Proposal or Alternative Restructuring;

(e) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(f) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 13. Termination Events.

13.01. Consenting Lender Termination Events. This Agreement may be terminated with respect to all Parties (unless otherwise set forth in this Section 13.01) by the Required Consenting Lenders, by the delivery to counsel to the Company Parties and counsel to the Consenting Shareholders of a written notice in accordance with Section 15.10 upon the occurrence of the following events:

(a) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by a Company Party or the Consenting Shareholders of any of the representations, warranties, or covenants of such Parties set forth in this Agreement that remains uncured for five (5) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 15.10 detailing any such breach;

(b) the Milestones set forth in Section 4 have not been achieved, extended or waived;

(c) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 15.10 detailing any such issuance; provided, that this termination right may not be exercised by any Consenting Lender that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d) any Company Party (i) publicly announces, or communicates in writing to any other Party, its intention not to support or pursue the Restructuring Transactions, (ii) provides notice to the Consenting Stakeholders that it is exercising its rights pursuant to Section 9.01, (iii) obtains debtor-in-possession financing other than pursuant to the DIP Facility, or (iv) publicly announces, or communicates in writing to any other Party, that it intends to enter into, or has entered into, definitive documentation with respect to, an Alternative Restructuring;

(e) (i) any of the Company Parties filed any agreement, instrument, pleading, order, form, or other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Plan, and/or the Restructuring Transactions that, in any such case, is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Required Consenting Stakeholders, subject to the Consenting Shareholders’ In-Court Consent Right, or (ii) the waiver, amendment, or modification of any of the Definitive Documents, or the filing by any Company Party, of a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification, or filing contains any provision that is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Required Consenting Stakeholders, subject to the Consenting Shareholders’ In-Court Consent Right, in each case, which remains uncured for five (5) Business Days after such terminating Consenting Lenders transmit a written notice in accordance with Section 15.10;

(f) the Bankruptcy Court enters an order denying confirmation of the Plan;

(g) the occurrence of (i) an “Event of Default” under any of the Term Loan Agreement (other than (A) the Forbearance Defaults (as defined in the Term Loan Forbearance Agreement), and (B) a bankruptcy filing consistent with, and as party of, the In-Court Restructuring), DIP Facility Documents, the Interim DIP Order, or the Final DIP Order (without giving effect to any amendments, supplements, modifications, or waivers to the Term Loan Agreement, DIP Facility Documents, the Interim DIP Order, or the Final DIP Order made or provided after the Agreement Effective Date), or (ii) an acceleration or maturity of the obligations, or termination of commitments under, the Term Loan Agreement (prior to the Petition Date) or DIP Facility Documents (after the Petition Date);

(h) the occurrence and continuance of any “Event of Termination” under the Term Loan Forbearance Agreement and such “Event of Termination” is not cured, waived or otherwise remedied within two (2) Business Days after the occurrence thereof;

(i) the occurrence of a Material Adverse Effect;

(j) the Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

(k) the Bankruptcy Court enters an order terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(l) the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract (including any employment agreement, severance agreement or other employee benefit plan) or unexpired lease, other than any assumption or rejection that (i) is approved in advance by the Required Consenting Lenders or (ii) is expressly contemplated by the Plan;

(m) any Debtor (i) withdraws the Plan, (ii) publicly announces, or announces in writing to any other Party, its intention to withdraw the Plan or not support the Plan, (iii) moves to voluntarily dismiss any of the Chapter 11 Cases, or (iv) moves for court authority to sell any material asset or assets without the written consent of the Required Consenting Lenders;

(n) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Term Loan Claims or any of the encumbrances that secure (or purport to secure) the Term Loan Claims;

(o) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the other Required Parties, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(p) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on the consummation of the Restructuring Transactions; provided, however, that any modification of the automatic stay expressly provided by either Interim DIP Order or the Final DIP Order shall not constitute a termination event; or

(q) after entry by the Bankruptcy Court of the Interim DIP Order, the Final DIP Order, the Disclosure Statement Order, or the Confirmation Order, any such order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended in any material respect without the written consent of the Required Consenting Lenders;

provided, however, that in the case of a breach by the Consenting Shareholders pursuant to Section 13.01(a), the Consenting Lenders may only terminate this Agreement with respect to the Consenting Shareholders (and the Out-of-Court Restructuring), and the Agreement would otherwise survive with respect to the Company Parties and Consenting Lenders (and the In-Court Restructuring).

13.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties (unless otherwise set forth in this Section 13.02) upon prior written notice to counsel to the Consenting Stakeholders in accordance with Section 15.10 upon the occurrence of any of the following events:

(a) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting Shareholders of any of the representations, warranties, or covenants of the Consenting Shareholders set forth in this Agreement, and such breach remains uncured for five (5) Business Days after the Company Parties transmit a written notice of such breach; in accordance with Section 15.10 detailing any such breach;

(b) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by the Consenting Lenders of any of the representations, warranties, or covenants of the Consenting Lenders set forth in this Agreement, such that the non-breaching Consenting Lenders own or control less than two-thirds in aggregate principal amount of all of the outstanding Term Loans and such breach remains uncured for five (5) Business Days after the Company Parties transmit a written notice in accordance with Section 15.10 detailing any such breach;

(c) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, in accordance with Section 9, that (i) proceeding with any of the Restructuring Transactions (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties or applicable Law, including to pursue an Alternative Restructuring Proposal and (ii) the Company Parties are in compliance with the terms of this Agreement;

(d) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 detailing any such issuance; provided, that this termination right shall not apply to or be exercised by the Company Parties if any Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(e) if the Restructuring Transactions are to be implemented through the In-Court Restructuring, the Bankruptcy Court enters an order denying confirmation of the Plan;

provided, however, that in the case of a breach by the Consenting Shareholders pursuant to Section 13.02(a), the Company Parties may only terminate this agreement with respect to the Consenting Shareholders (and the Out-of-Court Restructuring), and the Agreement would otherwise survive with respect to the Company Parties and Consenting Lenders (and the In-Court Restructuring).

13.03. Consenting Shareholders Termination. This Agreement may be terminated with respect to the Consenting Shareholders only, by the Consenting Shareholders, by the delivery to counsel to the Company Parties and counsel to the Consenting Lenders of a written notice in accordance with Section 15.10 upon the occurrence of the following events:

(a) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by a Company Party or the Consenting Lenders of any of the representations, warranties, or covenants of such Parties set forth in this Agreement that remains uncured for five (5) Business Days after the Consenting Shareholders transmits a written notice in accordance with Section 15.10 detailing any such breach;

(b) the Sponsor Milestones set forth in Section 4 have not been achieved, except to the extent such Sponsor Milestone has been waived or extended in a manner consistent with this Agreement or a Consenting Shareholder is the cause of the failure to meet such Sponsor Milestone;

(c) the Consent Threshold has not been obtained by the Out-of-Court Toggle Date, but solely to the extent that notice of such termination under this Section 13.03(c) is provided within two (2) Business Days following the Out-of-Court Toggle Date;

(d) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after the Consenting Shareholders transmit a written notice in accordance with Section 15.10 detailing any such issuance; provided, that this termination right may not be exercised by the Consenting Shareholders that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e) any Company Party (i) publicly announces, or communicates in writing to any other Party, its intention not to support or pursue the Restructuring Transactions, (ii) provides notice to the Consenting Stakeholders that it is exercising its rights pursuant to Section 9.01, or (iii) publicly announces, or communicates in writing to any other Party, that it intends to enter into, or has entered into, definitive documentation with respect to, an Alternative Restructuring

(f) (i) any of the Company Parties files any agreement, instrument, pleading, order, form and other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Plan and/or the Restructuring Transactions that, in any such case, is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Required Consenting Stakeholders, subject to the Consenting Shareholders’ In-Court Consent Right, or (ii) any term, waiver, amendment or modification of any of the Definitive Documents, or the filing by any Company Party of a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents that, is not consistent in all material respects with this Agreement (to the extent applicable to the Consenting Shareholders) or otherwise reasonably acceptable to the Required Consenting Stakeholders, subject to the Consenting Shareholders’ In-Court Consent Right, in each case, which remains uncured for five (5) Business Days after the Consenting Shareholders transmit a written notice in accordance with Section 15.10;

(g) with respect to an In-Court Restructuring, the Bankruptcy Court enters an order denying confirmation of the Plan;

(h) the occurrence of a Material Adverse Effect;

(i) the Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

(j) the Bankruptcy Court enters an order terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(k) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing, or limiting, as applicable, any of the Company Claims/Equity Interests held by the Consenting Shareholders; and

(l) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the other Required Parties), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

13.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Consenting Shareholders; (b) the Required Consenting Lenders; and (c) each Company Party.

13.05. Automatic Termination. This Agreement shall terminate with respect to all Parties automatically, without any further action required by any Party, upon the earlier of (i) the consummation of the Out-of-Court Restructuring or the occurrence of the Plan Effective Date, as applicable and (ii) November 15, 2020 (the “Automatic Termination Outside Date”), which Automatic Termination Outside Date may be extended or waived with the consent of the Required Consenting Stakeholders upon written request of the Company to counsel to the Consenting Stakeholders within seven (7) calendar days of such date.

13.06. Effect of Termination. Upon the occurrence of the Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided, however, that in no event shall any such termination relieve any Party from (a) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date or (b) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of the Termination Date prior to the Out-of-Court Restructuring Effective Date or the Plan Effective Date, as applicable, any and all consents or ballots tendered by the Parties subject to such termination with respect to the Restructuring Transactions, in each case before the Termination Date, shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement, or otherwise. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting

Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before the Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (i) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (ii) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 13.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.02(c). Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(c). If this Agreement has been terminated in accordance with this Section 13 at a time when permission of the Bankruptcy Court shall be required for a Consenting Stakeholder to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company Parties shall consent to any attempt by such Consenting Stakeholder to change or withdraw (or cause to change or withdraw) such vote at such time.

Section 14. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed: (i) in the case of a waiver, by the Party against whom the waiver is to be effective, and (ii) in the case of a modification, amendment or supplement, by the Required Parties; provided, however, that (A) if the proposed modification, amendment, or supplement adversely affects any of the Company Claims/Interests held by a Consenting Stakeholder in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, or supplement has on the Company Claims/Interests held by the Consenting Stakeholders, as applicable, other than in proportion to the amount of such Company Claims/Interests, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement, and (B) any modification, amendment or supplement to this Section 14(b) shall require the consent of all Parties.

(c) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signature pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto), Out-of-Court Term Sheet, or the Chapter 11 Term Sheet, as applicable, shall govern.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable. The Parties shall cooperate with each other and with their respective counsel in good faith in connection with any steps required to be taken as part of their respective obligations under this Agreement.

15.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, except that each No Recourse Party shall be a third-party beneficiary of Section 15.24. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person, except in accordance with Section 10.

15.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

c/o TowerBrook Capital Partners, L.P.

Park Avenue Tower

65 East 55th Street

New York, New York 10022

and

J.Jill Inc.

4 Batterymarch Park

Quincy, Massachusetts 02169

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Tel.:

Attention:    Jonathan S. Henes

   Neil E. Herman

E-mail:        jhenes@kirkland.com

   neil.herman@kirkland.com

(b) if to a Consenting Lender, to the address or e-mail addresses set forth on such Consenting Lender’s signature page to this Agreement (or in the signature page to a Joinder in the case of any Consenting Lender that becomes a party hereto after the Agreement Effective Date), with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Tel.: (212) 806-5400

Attention:     Jayme T. Goldstein

Allison P. Miller

Sayan Bhattacharyya

E-mail: jgoldstein@stroock.com

amiller@stroock.com

sbhattacharyya@strook.com

(c) if to the Consenting Shareholders, to the address or e-mail addresses set forth on the Consenting Shareholders’ signature pages to this Agreement, with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, New York 10019

Tel.: (212) 373-3000

Attention: Jeffrey D. Saferstein

       Elizabeth McColm

E-mail:     jsaferstein@paulweiss.com

       emccolm@paulweiss.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Consenting Lender of any or all of such Consenting Lender’s rights, remedies, claims, and defenses and the Consenting Lenders expressly and fully reserve any and all of their respective rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

15.15. Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of (a) the Company Parties under this Agreement are, in all respects, joint and several, and (b) the Consenting Stakeholders under this Agreement are, in all respects, several and not joint.

15.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.18. Capacities of Consenting Stakeholder. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.19. Email Consents. Where a written consent, acceptance, approval, notice or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, Section 14 or otherwise, including a written approval by the Required Parties, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel (identified in Section 15.10) to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20. Transaction Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated and, in each case, if applicable, subject to the terms of the applicable engagement letter or fee reimbursement letter, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses of the Consenting Lenders’ Advisors incurred up to (and including) the Agreement Effective Date shall be paid in full in cash no later than (5) Business Days following the Agreement Effective Date, (ii) prior to the Petition Date (if any) and after the Agreement Effective Date, all accrued and unpaid Transaction Expenses of the Consenting Lenders’ Advisors shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days) and no later than the Business Day prior to the Petition Date against receipt of reasonably detailed invoices, (iii) after the Petition Date (if any), to the extent permitted by order of the Bankruptcy Court, all accrued and unpaid Transaction Expenses of the Consenting Lenders’ Advisors shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices, (iv) upon termination of this Agreement, all accrued and unpaid Transaction Expenses of the Consenting Lenders’ Advisors incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within five (5) Business Days) in full in cash, against receipt of reasonably detailed invoices, and (v) upon consummation of the Out-of-Court Restructuring or the occurrence of the Plan Effective Date, as applicable, all accrued and unpaid Transaction Expenses incurred up to (and including) such date shall be paid in full in cash against receipt of reasonably detailed invoices, in each case without any requirement for Bankruptcy Court review or further Bankruptcy Court order. For the avoidance of doubt, Transaction Expenses of the Consenting Shareholders’ Advisors shall only be paid by the Company Parties upon consummation of the Out-of-Court Restructuring or the occurrence of the Plan Effective Date, in each case, subject to the limitations set forth in the definition of “Transaction Expenses”.

(b) The terms set forth in Section 15.20(a) shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company Parties hereby acknowledge and agree that the Consenting Stakeholders have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring Transactions, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties, and that the Consenting Stakeholders have made a substantial contribution to the Company Parties and the Restructuring Transactions. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Company Parties shall reimburse or pay (as the case may be) all reasonable and documented Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company Parties hereby acknowledge and agree that the Transaction Expenses are of the type that should be entitled to treatment as, and the Company Parties shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

15.21. Relationship Among Parties. It is understood and agreed that no Consenting Stakeholder owes any duty of trust or confidence of any kind or form to any other Party. In this regard, it is understood and agreed that any Consenting Lender may trade in Company Claims/Interests without the consent of any other Consenting Stakeholder, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Consenting

Stakeholder shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Stakeholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Stakeholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Stakeholders are in any way acting in concert or as such a “group.”

15.22. Survival. Notwithstanding the termination of this Agreement pursuant to Section 13, the terms, provisions, agreements and obligations of the Parties in Section 15 (other than Section 15.03), and any defined terms used in any of the forgoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

15.23. Publicity. The Company Parties shall submit drafts to counsel to the Consenting Stakeholders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Stakeholder in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Stakeholder), other than advisors to the Company Parties, the principal amount or percentage of any Company Claims/Interests held by any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent (it being understood and agreed that each Consenting Stakeholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Stakeholder and the amount and/or percentage of Company Claims/Interests held by such Consenting Stakeholder); provided, however, that (i) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting Stakeholders of the same class, collectively. Notwithstanding the provisions in this Section 15.23, (A) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (B) any Party may disclose, to the extent expressly consented to in writing by a Consenting Stakeholder, such Consenting Stakeholder’s identity and individual holdings. Notwithstanding the forgoing, any Party may disclose the identity and individual holdings of any Consenting Stakeholder to the Consenting Stakeholders’ Advisors without the consent of any Consenting Stakeholder.

15.24. No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

J.JILL, INC., a Delaware corporation

By:	/s/ Mark Webb
Name: Mark Webb
Title: Chief Financial Officer

JILL ACQUISITION LLC, a Delaware limited liability company

By:	/s/ Mark Webb
Name: Mark Webb
Title: Chief Financial Officer

J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation

By:	/s/ Mark Webb
Name: Mark Webb
Title: Chief Financial Officer

[Signature Page to Transaction Support Agreement]

CONSENTING SHAREHOLDERS

[TSA Party]

[*****]

CONSENTING LENDERS

[TSA Party]

[*****]

EXHIBIT A

Out-of-Court Term Sheet

J. Jill

OUT-OF-COURT Term Sheet

This Term Sheet (including all schedules attached hereto, this “Term Sheet”) contains certain material terms and conditions of a proposed financing transaction to be consummated on an out-of-court basis (the “Transaction” and the date on which such Transaction is consummated, the “Closing Date”) pursuant to the terms, and subject to the conditions, set forth in that certain Transaction Support Agreement, dated as of August 31, 2020, by and among (i) Jill Acquisition LLC (the “Borrower”), J.Jill, Inc. (“Holdings”) and their direct and indirect subsidiaries (collectively with the Borrower and Holdings, the “Company Parties”), (ii) certain Existing Term Lenders (as defined below) that are, or become, signatories to the Transaction Support Agreement (collectively, the “Consenting Lenders”), and (iii) TowerBrook Capital Partners L.P. (together with its affiliates that own equity interests of Holdings, “Towerbrook” or the “Consenting Shareholders”) (including all schedules, exhibits and other attachments thereto, and as may be amended from time to time in accordance therewith, the “Transaction Support Agreement”). This Term Sheet is the “Out-of-Court Term Sheet” attached to the Transaction Support Agreement as Exhibit A. Capitalized terms used herein and not otherwise defined have the meaning ascribed to such terms in the Existing Term Loan Agreement (as defined below) or the Transaction Support Agreement, as applicable.

This Term Sheet is being provided in furtherance of settlement discussions and is entitled to protection under Rule 408 of the Federal Rules of Evidence and any similar federal or state rule of evidence.

Closing of the Transaction is subject to satisfactory completion of definitive documentation in accordance with the terms, and subject to the conditions, of the Transaction Support Agreement, including this Term Sheet. This Term Sheet does not purport to summarize all of the terms, conditions, covenants and other provisions which may be contained in definitive documentation for the Transaction.

Reference is hereby made to: (i) that certain Term Loan Credit Agreement dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Term Loan Agreement”), by and among the Borrower, Holdings, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto (the

“Existing Term Lenders”) and Jefferies Finance LLC, as Administrative Agent (in such capacity, the “Existing Administrative Agent”) and Collateral Agent (in such capacity, the “Existing Collateral Agent”) (such facility, the “Existing Term Facility” and such loans under the Existing Term Facility, the “Existing Term Loans”); and (ii) that certain ABL Credit Agreement dated as of May 8, 2015 (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among the Borrower, Holdings, J. Jill Gift Card Solutions, Inc., the Lenders from time to time party thereto (the “ABL Lenders”) and CIT Finance LLC, as administrative agent and collateral agent (in such capacities, the “ABL Agent”) (such facility, the “ABL Facility”).

For purposes of this Term Sheet, fiscal year 2019 refers to the fiscal year of the Borrower ending on or about January 31, 2020, fiscal year 2020 refers to the fiscal year of the Borrower ending on or about January 31, 2021, fiscal year 2021 refers to the fiscal year of the Borrower ending on or about January 31, 2022, fiscal year 2022 refers to the fiscal year of the Borrower ending on or about January 31, 2023 and fiscal year 2023 refers to the fiscal year of the Borrower ending on or about January 31, 2024.

Transaction

Transaction

Provided that the Consent Threshold has been reached by the Out-of-Court Toggle Date (and, in each case subject to the terms and conditions set forth herein and in the Transaction Support Agreement), the Company Parties shall consummate the Transactions (as defined in the Transaction Support Agreement) on an out-of-court basis as follows:

(i) the Borrower shall seek consents from the Required Lenders under the Existing Term Loan Agreement to the Term Loan Amendment and Waiver (as defined below);

(ii) the Borrower shall offer to repurchase 100% of the Existing Term Loans of each Existing Term Lender for the Purchase Consideration (as defined below) (the “Purchase Offer”);

(iii) the Borrower shall seek (x) consents from the ABL Required Lenders (as defined below) to the ABL Amendment and Waiver (as defined below) and (y) $10.0 million of additional revolving commitments from the ABL Lenders in connection therewith (the “Additional Revolving Commitments”); and

(iv) Towerbrook and certain other investors (collectively, the “Junior Facility Lenders”) shall provide to Borrower $15.0 million of new capital pursuant to and under the Junior Facility (as defined below), the aggregate principal amount of which may be increased in accordance with the terms hereof (the “Sponsor Investment”).

Term Loan Amendment and Waiver

The Consenting Lenders (who comprise the “Required Lenders” under the Existing Term Loan Agreement) shall agree to the following (the “Term Loan Amendment and Waiver”):

(i) an amendment of the Existing Term Loan Agreement to (x) permit the incurrence of, and the liens securing, the Priming Facility (as defined below) and the Junior Facility and (y) otherwise eliminate substantially all of the covenants and events of default in the Existing Term Loan Agreement; provided, that no guarantors of, or collateral securing, the Existing Term Facility shall be released;

(ii) an instruction to the Existing Administrative Agent and the Existing Collateral Agent to enter into (x) the Term Loan Intercreditor Agreement, (y) the Junior Intercreditor Agreement and (z) the A&R ABL Intercreditor Agreement (each as defined below); and

(iii) a waiver of all defaults and events of default under the Existing Term Loan Agreement (including any default resulting from failure to deliver an unqualified audit opinion for fiscal year 2019).

Purchase Offer

The Borrower shall make an offer to all Existing Term Lenders in accordance with Section 2.15(e) of the Existing Term Loan Agreement to repurchase 100% of the Existing Term Loans. On the Closing Date, each Existing Term Lender accepting the Purchase Offer (the “Accepting Lenders”) shall receive the following consideration (the “Purchase Consideration”):

(i) a dollar-for-dollar principal amount of Priming Loans (as defined below);

(ii) its pro rata share of the Equity Consideration (as defined below); and

(iii) cash in an amount equal to the accrued and unpaid interest on its Existing Term Loans repurchased.

The consummation of the Purchase Offer shall be subject to the condition that Existing Term Lenders holding at least 95.0% in aggregate principal amount of the Existing Term Loans shall have accepted the Purchase Offer (the “Minimum Purchase Condition”). The Minimum Purchase Condition may not be waived by the Borrower other than with the consent of the Company Parties and the Required Consenting Stakeholders.

Existing Term Loans repurchased by the Borrower pursuant to the Purchase Offer shall be immediately cancelled and retired in accordance with Section 2.15(e)(iii) of the Existing Term Loan Agreement.

ABL Amendment and Waiver

The Borrower shall use commercially reasonable efforts to obtain the agreement of the Required Lenders (as defined in the ABL Credit Agreement, for purposes hereof, the “ABL Required Lenders”) to the following (the “ABL Amendment and Waiver”):

(i) an amendment to the ABL Credit Agreement to permit the Transaction, including the Additional Revolving Commitments;

(ii) the provision of the Additional Revolving Commitments;

(iii) an instruction to the ABL Agent to enter into the Junior Intercreditor Agreement and the A&R ABL Intercreditor Agreement; and

(iv) waive all then-existing defaults and events of default under the ABL Credit Agreement.

Sponsor Investment

The Junior Facility Lenders shall provide the Borrower with $15.0 million of new capital pursuant to a new term loan facility, the aggregate principal amount of which may be increased in accordance with the terms hereof (such facility, the “Junior Facility” and such loans under the Junior Facility, the “Junior Loans”); provided, that such Junior Facility shall:

•   accrue interest at a rate not to exceed LIBOR + 12.00% per annum (subject to a 1.00% LIBOR floor), all of which shall be paid in kind and not in cash;

•   not have any OID or fees;

•   be secured by the Collateral (as defined below) on a junior basis, and subordinated in right of payment, to the Priming Facility, the Existing Term Facility and the ABL Facility pursuant to the Junior Intercreditor Agreement;

•   not be guaranteed by any affiliates of the Borrower other than the Guarantors and shall not be secured other than by the Collateral;

•   have a maturity date of November 8, 2024 and not have any amortization or sinking fund provisions; and

•   not have covenants or events of default that are more restrictive than the Priming Facility.

In connection with providing the Junior Facility, Holdings shall issue, and the Junior Facility Lenders shall receive, penny warrants to acquire 27% of the fully diluted (including the Equity Consideration, but which shall not be diluted by the Equity Consideration) shares of common stock of Holdings on the Closing Date (the “Sponsor Investment Warrants”).

The Junior Intercreditor Agreement shall provide that so long as the Junior Facility Lenders are the sole lenders under the Junior Facility (the “Specified Junior Lenders”), one or more of the Specified Junior Lenders shall have the right to purchase all outstanding obligations under the Priming Facility and all outstanding obligations under the Existing Term Facility, in each case at par, exercisable for 30 days following the acceleration (including an automatic acceleration as a result of a bankruptcy event) of the Priming Facility or the Existing Term Facility, as applicable (the “Purchase Right”); provided, that the Specified Junior Lenders may not exercise the Purchase Right with respect to the Existing Term Facility unless they also exercise such right with respect to the Priming Facility.

The Borrower may borrow additional amounts under the Junior Facility, (a) the proceeds of which may be used solely for purposes of the PIK Increase Paydown (as defined below) or in connection with the exercise of Cure Rights, as described below, and/or (b) to incur indebtedness permitted pursuant to the terms of the Priming Facility.

Conditions to the Consummation of the Transaction

The closing of the Transaction shall be subject to the prior or simultaneous satisfaction (or waiver) of customary conditions for a Transaction of this type, including the following:

•   Delivery and execution by the relevant parties thereto of the ABL Amendment and Waiver (which may or may not include Additional Revolving Commitments), the Term Loan Amendment and Waiver, the definitive documentation governing the Junior Facility (including the Sponsor Investment Warrants issued in connection therewith) and the definitive documentation governing the Priming Facility, including all documents and instruments required to create and perfect the security interests in the Collateral, as applicable, in each case, subject to the Documentation Principles and in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders;

•   The conditions to the Purchase Offer (including the Minimum Purchase Condition) shall have been satisfied and the Accepting Lenders shall have received the Purchase Consideration;

•   Delivery and execution by the relevant parties thereto of the Term Loan Intercreditor Agreement, the Junior Intercreditor Agreement and the A&R ABL Intercreditor Agreement, in each case, in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders;

•   Delivery of customary corporate documents, including certified charters and good standing certificates;

•   Delivery of customary closing certificates and customary legal opinions;

•   Lien search results, including with respect to intellectual property, with respect to the Issuer and Guarantors, reflecting only Permitted Liens and other liens reasonably satisfactory to the Required Consenting Lenders;

•   Accuracy of all representations and warranties;

•   Since February 1, 2020, there shall not have been a material adverse effect (as defined in the Transaction Support Agreement (subject to clause (b) thereof being modified as applicable));

•   The Transaction Support Agreement shall be in full force and effect and shall not have been terminated; and

•   The Company Parties shall have paid all Transaction Expenses in accordance with Section 15.20 of the Transaction Support Agreement.

Terms of the Priming Facility

Borrower	Jill Acquisition LLC (the “Borrower”)

Guarantors	The guarantors of the Existing Term Facility, including Holdings, and such other entities that may become guarantors in accordance with the terms of the Priming Facility from time to time, subject to the terms set forth in Schedule 1 hereof and the Documentation Principles (the “Guarantors” and, together with the Borrower, the “Loan Parties”).

Administrative Agent / Collateral Agent	A financial institution to be selected by the Consenting Lenders, and reasonably acceptable to the Borrower, will act as administrative agent and collateral agent for the Priming Lenders (as defined below) with respect to the Priming Facility (as defined below) (in such capacities, the “Administrative Agent”) and will perform the duties customarily associated with such roles; provided, that Wilmington Trust, National Association shall be deemed acceptable to the Borrower. The Borrower shall pay agency fees to the Administrative Agent in an amount to be agreed between the Borrower and the Administrative Agent.

Priming Facility

Senior secured priming term loan facility (the “Priming Facility”) to be issued by the Borrower and guaranteed by the Guarantors.

On the Closing Date, the Priming Facility will be issued to the Accepting Lenders (upon such issuance, the “Priming Lenders”) in a single borrowing (the “Priming Loans”) in an aggregate principal amount equal to the aggregate principal amount of the Existing Term Loans held by the Accepting Lenders immediately prior to the Closing Date. Priming Loans that are repaid may not be reborrowed.

Equity Consideration; Adjustment	On the Closing Date, Holdings shall issue, and each Accepting Lender shall receive its pro rata share (based on the principal amount of its Existing Term Loans in proportion to the aggregate principal amount of the Existing Term Loans of all Accepting Lenders) of shares of common stock of Holdings (the “Equity Consideration”) with an aggregate value

(on a fully-diluted basis) equal to the lesser of (based on the volume-weighted average price of the common stock of Holdings on the Closing Date) (x) $2.0 million and (y) 10% of the fully diluted (including the Sponsor Investment Warrants, but which shall not be diluted by the Sponsor Investment Warrants) shares of common stock of Holdings on the Closing Date.

The Priming Facility shall contain a covenant providing that if the Equity Consideration received by Accepting Lenders on the Closing Date was less than 10% of the fully diluted shares of common stock of Holdings on the Closing Date (for the avoidance of doubt, assuming the exercise of the Sponsor Investment Warrants and the issuance of the Equity Consideration), then, on May 31, 2021, the Company Parties shall, at the Company Parties’ option, either (i) repay $5.0 million in aggregate principal amount of the Priming Loans, together with accrued and unpaid interest thereon (such payment, the “Trigger Payment”), or (ii) issue additional shares of common stock of Holdings to the Priming Lenders in an amount equal to the greater of (I) (x) 10% of the fully diluted shares of common stock of Holdings as of the Closing Date (for the avoidance of doubt, assuming the exercise of the Sponsor Investment Warrants and the issuance of the Equity Consideration) less (y) the percentage of the fully diluted shares of common stock of Holdings as of the Closing Date represented by the Equity Consideration and (II) a number of shares of common stock of Holdings with an aggregate value (on a fully diluted basis and based on the volume-weighted average price of the equity of Holdings based on a trailing seven-day period) of $0.5 million at the time of such issuance; provided, that the Priming Lenders shall not receive on such date shares of common stock of Holdings having a value (on a fully diluted basis and based on the volume-weighted average price of the equity of Holdings based on a trailing seven-day period) greater than $4.75 million at the time of such issuance.

In each case, the equity and/or payments to be made by the Borrower in this section shall be in an amount equal to the amounts described above multiplied by a fraction, the numerator of which is the aggregate principal amount of Existing Term Loans held by Accepting Lenders and the denominator of which is the total aggregate principal amount of Existing Term Loans outstanding immediately prior to the consummation of the Purchase Offer.

Documentation Principles	The definitive documentation for the Priming Facility shall (a) be substantially consistent with, and reflect the terms and conditions of, this Term Sheet (except to the extent agreed to by the Required Parties) and (b) subject to the foregoing, be based on the form, and reflect the terms, of the Existing Term Loan Agreement and related definitive documentation, reflecting this Term Sheet and as otherwise modified in a manner acceptable to, or requested by, the Required Parties (the “Documentation Principles”).

Use of Proceeds	The Borrower will not receive any cash proceeds from the Priming Loans, and the Priming Loans shall be used to repurchase the Existing Term Loans, in accordance with Section 2.15(e) of the Existing Term Loan Agreement, of Accepting Lenders.

Maturity	May 8, 2024

Collateral

Subject to the terms set forth in Schedule 1, the Priming Facility shall be secured by fully perfected liens on, and security interests in, substantially all of the property and assets of the Borrower and the Guarantors, whether now owned or hereafter acquired, which liens shall be (a) first-priority with respect to all “Term Loan Priority Collateral” (as defined in Initial Intercreditor (as defined in the Existing Term Loan Agreement)) and (b) second priority with respect to all “ABL Facility Priority Collateral” (as defined in Initial Intercreditor (as defined in the Existing Term Loan Agreement)), in each case, subject to the A&R ABL Intercreditor Agreement and customary exclusions applicable to a facility of this type (the “Collateral”); provided, that the Collateral shall include a pledge of 100% of the voting capital stock of all foreign subsidiaries, but no action (with respect to the creation or perfection of any such pledge) shall be required to be taken outside of the US and no non-US security documents shall be required.

Pursuant to (I) a customary “silent-second” intercreditor agreement to be entered into by (i) the Existing Administrative Agent and the Existing Collateral Agent for the Existing Term Facility, (ii) the Administrative Agent and the Collateral Agent for the Priming Facility and (iii) the Loan Parties (the “Term Loan Intercreditor Agreement”), the Liens on the Collateral securing the Priming Facility shall rank senior to the Liens on the Collateral securing the Existing Term Facility in all respects and (II) a junior intercreditor and subordination agreement to be entered into by (i) the Existing Administrative Agent and the Existing Collateral Agent for the Existing Term Facility, (ii) the Administrative Agent and the Collateral Agent for the Priming Facility, (iii) the ABL Agent, (iv) the administrative agent and/or collateral agent for the Junior Facility and (v) the Loan Parties (the “Junior Intercreditor Agreement”), (x) the Liens on the Collateral securing the Priming Facility, the ABL Facility and the Existing Term Facility shall rank senior to the Liens on the Collateral securing the Junior Facility in all respects and (y) the obligations under the Priming Facility, the ABL Facility and the Existing Term Facility shall rank senior to the obligations under Junior Facility in all respects, subject to the terms of the definitive documentation.

The Existing Administrative Agent, the Existing Collateral Agent, the Administrative Agent, the Collateral Agent, the ABL Agent and the Loan Parties shall either amend and restate the Initial Intercreditor (as defined in the Existing Term Loan Agreement) or execute joinders thereto to effectuate the terms hereof (the “A&R ABL Intercreditor Agreement”).

Interest Rate	Same as the Existing Term Loan (LIBOR + 5.00% (1.00% LIBOR floor)), payable in cash. Default interest shall be paid consistent with the Documentation Principles.

Scheduled Amortization	1.00% per annum, payable in arrears on the last day of each fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date (i.e., consistent with the Existing Term Loan); provided, that prepayments from tax refunds may be applied only to the two (2) amortization payments immediately following receipt thereof and shall otherwise be applied to the principal payable upon maturity.

Optional Prepayments	The Priming Loans may be optionally prepaid at any time and from time to time in whole or in part at the option of the Borrower without premium.

Mandatory Prepayments	Substantially consistent with the Existing Term Loan Agreement, subject to the terms set forth in Schedule 1 hereof and the Documentation Principles.

PIK Payment and Rate Increase

On August 30, 2021 (the “PIK Increase Date”) (which date may be extended with the consent of Priming Lenders holding at least two-thirds (2/3) in aggregate principal amount of the Priming Loans), (i) the interest rate on the Priming Loans shall be increased by 5.00%, which such additional interest shall be payable in kind (the “Additional PIK Interest”), and (ii) the Borrower shall make a payment to the Priming Lenders on a pro rata basis in an amount equal to 7.50% of the Priming Loans, payable in kind by increasing the aggregate principal amount of the Priming Loans (the “PIK Payment”).

Notwithstanding the foregoing, the Borrower shall have the option to reduce the amount of the Additional PIK Interest and the PIK Payment by making: (i) a voluntary prepayment of Priming Loans at par in an aggregate principal amount of not less than $15.0 million and (ii) up to two additional voluntary prepayments of the Priming Loans at par of an aggregate principal amount not less than $5.0 million each, in each case, on the PIK Increase Date (the foregoing clauses (i) and (ii) the “PIK Increase Paydown” and the aggregate amount thereof, the “Paydown Amount”). If the Borrower makes a PIK Increase Paydown on the PIK Increase Date, the Additional PIK Interest and the PIK Payment shall be adjusted as set forth below based on the aggregate Paydown Amount as of the calendar day immediately prior to the PIK Increase Date.

Paydown Amount	PIK Payment	Additional PIK Interest
$15.0 million or more, but less than $20.0 million	5.00% of the aggregate principal amount of the Priming Loans on the date thereof	2.00% per annum, payable in kind
$20.0 million or more, but less than $25.0 million	2.00% of the aggregate principal amount of the Priming Loans on the date thereof	1.00% per annum, payable in kind

$25.0 million	None	None

To the extent that the proceeds of refunds of federal or state income taxes received by the Loan Parties following the Closing Date with respect to the 2020 taxable year (such tax refunds “Post-Closing Refunds”) and prior to the PIK Increase Date total less than $25.0 million, the Borrower shall have the right to borrow additional amounts under the Junior Facility in an amount equal to the difference between (x) $25.0 million and (y) the actual amount of Post-Closing Refunds received by the Company prior to the PIK Increase Date, solely for the purpose of making the PIK Increase Paydown.

If, prior to January 31, 2022, the Loan Parties receive Post-Closing Refunds in an aggregate amount for all such Post-Closing Refunds received from time to time exceeding $25.0 million (such amount in excess thereof, the “Additional Shared Tax Proceeds”), the Borrower shall, promptly (and no later than seven (7) business days) after receipt thereof, repay an aggregate principal amount of Priming Loans equal to 50% of the Additional Shared Tax Proceeds (up to a total payment in respect of the Additional Shared Tax Proceeds not to exceed $2.5 million in aggregate principal amount). For the avoidance of doubt, no amount shall be due and payable to the Priming Lenders in respect of Post-Closing Refunds received by the Loan Parties in excess of $30.0 million.

Representations and Warranties	Substantially consistent with the Existing Term Loan Agreement, subject to the Documentation Principles.

Affirmative Covenants	Substantially consistent with the Existing Term Loan Agreement, subject to the Documentation Principles; provided, that (i) the Borrower shall provide to the Administrative Agent for distribution to the private-side Priming Lenders all written reports required to be delivered to the agent and/or lenders under the ABL Facility (including all related to the borrowing base thereunder), (ii) (x) the Borrower shall not be required to deliver annual financial statements for fiscal year 2019 or fiscal year 2020 with an audit opinion that is not subject to a “going concern” qualification, (y) with respect to fiscal year 2021, the Borrower shall not deliver an audit opinion subject to a “going concern” qualification, unless such qualification relates solely to the Minimum Liquidity Covenant and (z) for fiscal year 2022 and thereafter, the Borrower shall not deliver an audit opinion subject to a “going concern” qualification for any reason, and (iii) the Loan Parties shall use their reasonable best efforts to seek any Post-Closing Refunds to which any of the Loan Parties may be entitled as soon as possible, including by filing Form 1139 in order to expedite the receipt thereof. For the avoidance of doubt, all ABL Reports shall only be posted to the “private-side information” portion of any lender platform.

Negative Covenants

Substantially consistent with the Existing Term Loan Agreement, subject to the terms of Schedule 1 hereof and the Documentation Principles; provided, that:

•   the Borrower shall not repay any principal of the remaining Existing Term Loan, except on or after the date that is five (5) business days prior to the stated maturity thereof, and so long as (a) no Default or Event of Default shall have occurred and be continuing under the Priming Facility and (b) the Borrower (i) is in compliance with the Minimum Liquidity Covenant (as defined below) on a pro forma basis immediately following and (ii) reasonably expects to be in pro forma compliance with the Minimum Liquidity Covenant for the calendar month immediately succeeding such payment (based on reasonable projections of the Borrower delivered to the Priming Lenders), in each case, as certified by a responsible officer of the Borrower to the Priming Lenders prior to such payment;

•   the Borrower shall not make any prepayments of the Junior Facility or make amendments to the terms of the Junior Facility that are adverse to the Priming Lenders;

•   the Borrower may not borrow additional amounts under the Junior Facility, except (a) as described above in connection with a PIK Increase Paydown or below with respect to the Cure Right and/or (b) to incur indebtedness permitted pursuant to the terms of the Priming Facility; and

•   the Company shall not consent to (or consent to any amendment to the ABL Credit Facility that would permit) the purchase by Towerbrook (or its affiliates or co-investors) of any loans or commitments under (i) the ABL Credit Facility or (ii) the Existing Term Facility, except pursuant to the Purchase Right. For the avoidance of doubt, the Priming Facility will permit assignments to affiliates of the Borrower in a manner consistent with the Existing Term Loan Facility.

Financial Covenants

First Lien Leverage Ratio: The Borrower shall not permit the First Lien Net Leverage Ratio (such ratio being tested net of the Leverage Covenant Cash Netting Amount) to exceed:

•   for the fourth fiscal quarter of fiscal year 2021 and the first fiscal quarter of fiscal year 2022, 5.00x;

•   for the second, third and fourth fiscal quarters of fiscal year 2022, 4.50x

•   for the first fiscal quarter of fiscal year 2023, 3.75x; and

•   thereafter, 3.50x;

provided, that the Borrower shall deliver a compliance certificate for the fourth fiscal quarter of fiscal year 2021, on or before April 30, 2022, subject to a three (3) day grace period.

The First Lien Leverage Ratio covenant shall be subject to customary cure rights (the “Leverage Covenant Cure Right”) (including, without limitation, being limited to no more than three (3) cures total and no more than two (2) in any four-quarter period); provided that such Leverage Covenant Cure Right may take the form of either (x) a common equity investment made for not less than the fair market value of the common equity on the date of the exercise of the Leverage Covenant Cure Right (determined based on the seven-day volume weighted average price of such common equity) or (y) an incremental Junior Facility borrowing.

“Leverage Covenant Cash Netting Amount” means, as of any date, the Available Cash Netting Amount not to exceed an amount equal to the aggregate principal amount of loans outstanding under the ABL Facility as of such date plus $25.0 million

“Available Cash Netting Amount” means, as of any date, (x) unrestricted cash and Cash Equivalents of the Loan Parties subject to a Lien securing the obligations under the Priming Facility on such date minus (y) an amount (not less than zero) equal to Post-Closing Refunds received by the Loan Parties up to $30.0 million less the aggregate principal amount of Priming Loans repaid as a PIK Increase Paydown or as a result of Additional Shared Tax Proceeds; provided, that such amount shall be reduced by an amount equal to two times the aggregate principal amount of Priming Loans repaid from Additional Shared Tax Proceeds.

Minimum Liquidity Covenant: The Borrower shall not permit Liquidity to be less than the Minimum Liquidity Amount, tested weekly; provided, that (x) prior to the Trigger Payment, any default of such covenant shall not mature into an event of default unless such test is failed for two weeks in any consecutive four-week period, (y) following the Trigger Payment, any default of such covenant shall immediately mature into an event of default and (z) the Minimum Liquidity Covenant may be cured no more than four (4) times total; provided, further, that any cure of the Minimum Liquidity Covenant shall be in an amount not less than $3.0 million, regardless of any shortfall thereof.

“Available Liquidity Cash Amount” means, as of any date, (x) unrestricted cash and Cash Equivalents of the Loan Parties subject to a Lien securing the obligations under the Priming Facility on such date minus (y) the Excluded Liquidity Cash Amount.

“Excluded Liquidity Cash Amount” means, as of any date of determination, an amount (not less than zero) equal to:

(a) as of such date, Post-Closing Refunds received by the Loan Parties up to $30.0 million less the aggregate principal amount of Priming Loans repaid as a PIK Increase Paydown or as a result of Additional Shared Tax Proceeds; provided, that such amount shall be reduced by an amount equal to two times the aggregate principal amount of Priming Loans repaid from Additional Shared Tax Proceeds, plus

(b) cash proceeds from any, direct or indirect, incurrence of debt by, issuance of equity interests (including preferred stock or disqualified capital stock or any capital contribution) from or other investment in the Borrower or any of its subsidiaries received at any time within the four (4) calendar weeks prior to such date (other than any cure amounts with respect to the Minimum Liquidity Covenant or the First Lien Leverage Ratio covenant).

“Liquidity” means, as of any date of determination, the sum of the Available Liquidity Cash Amount plus Availability under and as defined in the ABL Credit Agreement.

“Minimum Liquidity Amount” means (I) prior to the Trigger Payment, (x) from any time that more than 50% of the stores of Holdings and its Subsidiaries are required or recommended to be closed, and are so closed, by governmental mandates due to COVID-19, COVID-20 or any similar pandemic, until two months after the date on which no more than 5% of the stores of Holdings and its Subsidiaries are closed (excluding any stores that have been permanently closed) (such period, the “Temporary Store Closure Period”), $10.0 million and (y) at all other times, $15.0 million and (II) following the Trigger Payment, $25.0 million. During the Temporary Store Closure Period, the Borrower shall report, on a weekly basis together with delivery of the Liquidity reporting, the stores of Holdings and its Subsidiaries that are closed and open.

Events of Default	To be substantially consistent with the terms of the Existing Term Loan Agreement, subject to the Documentation Principles.

Financial and Other Reporting	To be substantially consistent with the terms of the Existing Term Loan Agreement, subject to the Documentation Principles; provided, that the Borrower shall provide unaudited monthly financial statements to the Administrative Agent for distribution to the Priming Lenders within 20 days after the end of each fiscal month, commencing with the first full fiscal month following the Closing Date.

Cash Flow Reporting	The Borrower will prepare and deliver to the Administrative Agent for distribution to the private-side Priming Lenders (i) on or prior to the Closing Date (the “Initial Budget”) and (ii) subsequent thereto, on the Thursday of each fiscal week occurring after the Closing Date (the Initial Budget as updated, the “Applicable Budget”), in each case, a 13-week budget and cash flow forecast, in a form substantially similar to the budget delivered by Borrower to certain Existing Term Lenders prior to the Closing Date, which shall (x) reflect, on a line-item basis, the projected receipts and disbursements of Holdings, the Borrower and their subsidiaries (including all necessary and required expenses that such persons expect to incur) on a weekly basis, and (y) cover the 13-week period that commences with the fiscal week of Borrower ending on the first Saturday occurring after the date on which the Applicable Budget is delivered and including the subsequent twelve (12) fiscal weeks.

On Thursday of each fiscal week, commencing with the Thursday following the first full fiscal week after the Closing Date (each such Thursday, a “Variance Report Date”), the Borrower shall deliver to the Administrative Agent for distribution to the private-side Priming Lenders a variance report (each, a “Variance Report”) in form substantially similar to the variance reports delivered by Borrower prior to the Closing Date and setting forth, in reasonable detail, on a line-by-line basis any differences between actual receipts and disbursements for each line item for the prior fiscal week versus projected receipts and disbursements set forth in the Applicable Budget for each such line item for such prior fiscal week.

Amendments and Voting	To be substantially consistent with the terms of the Existing Term Loan Agreement, subject to the Documentation Principles.

Ratings	Within thirty (30) days after the Closing Date, the Borrower shall use commercially reasonable efforts to obtain a rating from Moody’s and from S&P with respect to the Priming Facility no later than thirty (30) days after the Closing Date (but no specific rating shall be required); provided, that if no such rating is so obtained, the Borrower shall continue to use commercially reasonable efforts if requested by the Required Lenders.

Release	Each Loan Party (on behalf of itself and its Affiliates) for itself and for its successors and assigns and for its past, present and future employees, agents, representatives (other than legal representatives), officers, directors, shareholders, and trustees shall provide a customary release to each Priming Lender (in their capacity as such and as a Lender under the Existing Term Facility) and each of their Affiliates, and their respective partners, members, officers, directors, employees, trustees, advisors, agents and controlling Persons, except with respect to intentional fraud, gross negligence or willful misconduct.

Governing Law	State of New York

Counsel to the Priming Lenders	Stroock & Stroock & Lavan LLP

Schedule 1

[*****]

EXHIBIT B

Chapter 11 Term Sheet

J.JILL INC.

PREPACKAGED CHAPTER 11 TERM SHEET

THIS PREPACKAGED CHAPTER 11 TERM SHEET (INCLUDING ALL EXHIBITS, SCHEDULES AND ANNEXES HERETO, AS MAY BE AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE TRANSACTION SUPPORT AGREEMENT (AS DEFINED BELOW), THIS “TERM SHEET”), WHICH IS ATTACHED AS EXHIBIT B TO THE TRANSACTION SUPPORT AGREEMENT, DATED AS OF AUGUST 31, 2020 (AS MAY BE AMENDED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “TRANSACTION SUPPORT AGREEMENT”),1 PRESENTS THE PRINCIPAL TERMS OF A COMPREHENSIVE, PREPACKAGED CHAPTER 11 RESTRUCTURING (THE “PREPACKAGED CHAPTER 11”) OF THE EXISTING DEBT AND OTHER OBLIGATIONS OF, AND THE EQUITY INTERESTS IN, THE DEBTORS WHICH SHALL BE CONSUMMATED PURSUANT TO A PREPACKAGED PLAN OF REORGANIZATION. THE IMPLEMENTATION OF THE TERMS OF THE PREPACKAGED CHAPTER 11 AS REFLECTED HEREIN, AND ALL PREPACKAGED CHAPTER 11 DOCUMENTS (AS DEFINED BELOW), ARE SUBJECT TO THE AGREEMENTS AND CONSENTS REFLECTED IN THE TRANSACTION SUPPORT AGREEMENT.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION SHALL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE PREPACKAGED CHAPTER 11 DOCUMENTS, ALL OF WHICH REMAIN SUBJECT TO DISCUSSION AND NEGOTIATION AMONG THE PARTIES TO THE TRANSACTION SUPPORT AGREEMENT; PROVIDED, HOWEVER, THAT ALL SUCH TERMS, CONDITIONS AND OTHER PROVISIONS SHALL NOT, DIRECTLY OR INDIRECTLY, CONTRADICT OR BE INCONSISTENT IN ANY MATERIAL RESPECT WITH ANY OF THE TERMS, CONDITIONS OR PROVISIONS HEREIN.

[1]	All defined terms shall have the meanings ascribed to them in the Transaction Support Agreement unless otherwise defined herein.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PREPACKAGED CHAPTER 11. THIS TERM SHEET IS CONFIDENTIAL AND SUBJECT TO FEDERAL RULE OF EVIDENCE 408. NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH A FULL RESERVATION AS TO ANY RIGHTS, REMEDIES OR DEFENSES OF THE PARTIES TO THE TRANSACTION SUPPORT AGREEMENT.

MATERIAL TERMS OF THE PREPACKAGED CHAPTER 11 PROCESS

Overview; Claims and Interests

This Term Sheet contemplates the restructuring of the assets and liabilities of the Debtors pursuant to the Plan, which is to be confirmed by the Bankruptcy Court through a prepackaged chapter 11 process.

The Claims and Interests to be treated under the Plan include, among other Claims and Interests, the following:

(a)   approximately $32.0 million outstanding principal amount of revolving loans, plus accrued and unpaid interest, fees, costs and other amounts that may be due and payable under that certain ABL Credit Agreement dated as of May 8, 2015 (as amended, restated, amended and restated supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “ABL Credit Agreement”), by and among J.Jill, Inc. (as successor to Jill Holdings LLC), as Parent, Jill Acquisition LLC, as Company, certain subsidiaries of Jill Acquisition LLC from time to time party thereto, the lenders party thereto (the “ABL Lenders”) and CIT Finance LLC, as administrative agent and collateral agent (the “ABL Agent”);

(b)   approximately $236.2 million outstanding principal amount of term loans, plus accrued and unpaid interest, fees, costs and other amounts that may be due and payable under that certain Term Loan Credit Agreement dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Existing Term Loan Agreement”), by and among Jill Acquisition LLC, J.Jill Inc. (as successor to Jill Holdings LLC), the other guarantors from time to time party thereto, the lenders from time to time party thereto (the “Existing Term Lenders”) and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacity, the “Existing Agent”); and

(c)   the equity interests in J.Jill, Inc. (the “J.Jill Equity Interests”).

DIP Facility

The Debtors shall obtain a senior secured superpriority debtor-in-possession delayed draw term loan credit facility in an aggregate principal amount not to exceed $175,000,000 (the “DIP Facility Loans” and such facility, the “DIP Facility”), which shall consist of (i) up to $75,000,000 of new money DIP Facility Loans (the “DIP New Money Loans”) and (ii) up to $100,000,000 of Existing Term Loans “rolled” into DIP Facility Loans. The DIP New Money Loans shall be backstopped by certain Existing Term Lenders (the “Backstop Parties”) and participation in the DIP Facility shall be available to all Existing Term Lenders that executed and delivered the Transaction Support Agreement prior to the Petition Date. The terms and conditions of the DIP Facility shall be consistent in all material respects with the terms and conditions set forth on Exhibit 1 attached hereto (the “DIP Term Sheet”) and otherwise in form and substance reasonably acceptable to the Required Parties and the DIP Agent.

The lenders under the DIP Facility shall be referred to herein as the “DIP Lenders” and the administrative agent and collateral agent for the DIP Facility shall be referred to herein as the “DIP Agent”.

DEBT AND EQUITY SECURITIES AND OBLIGATIONS TO BE ISSUED UNDER THE PLAN

New ABL Facility

On the Plan Effective Date, the Debtors shall enter into a new revolving credit facility (the “New ABL Facility”) with aggregate commitments of up to $50.0 million, which shall be used (a) to fund payments to be made under the Plan (including the repayment in full of the loans outstanding under the ABL Credit Agreement) and (b) to fund working capital needs of the Debtors after the Plan Effective Date.

The terms and conditions of the New ABL Facility shall be in form and substance reasonably acceptable to the Required Parties and the agent for the New ABL Facility. The New ABL Facility shall be secured by fully perfected (a) first priority liens on, and security interests in, all “ABL Facility Priority Collateral” (as defined in Initial Intercreditor (as defined in the ABL Credit Agreement)) and (b) second priority liens on, and security interests in, all “Term Loan Priority Collateral” (as defined in Initial Intercreditor), in each case, subject to the Intercreditor Agreement (as defined below) and customary exclusions applicable to a facility of this type.

New First Lien Term Loan Facility	On the Plan Effective Date, the Debtors shall enter into a new first lien term loan credit facility (the “New First Lien Term Loan Facility”) pursuant to which new first lien term loans (the “New First Lien Term Loans” and, together with all other Obligations relating to the New First Lien Term Loans under the New First Lien Term Loan Facility, the “New First Lien Term Loan Obligations”) in an aggregate original principal amount equal to (x) the aggregate outstanding principal amount of the DIP Facility on the Plan Effective Date less (y) the DIP Paydown Amount (as defined below). On the Plan Effective Date, each holder of DIP Facility Obligations shall receive its pro rata share of the New First Lien Term Loans, as set forth below in the “Classified Claims and Interests” section of this Term Sheet. No actual funding shall occur on the Plan Effective Date in respect of the New First Lien Term Loans.

The terms and conditions of the New First Lien Term Loan Facility shall be consistent in all material respects with the terms and conditions set forth on Exhibit 2 attached hereto (the “New First Lien Term Loan Term Sheet”) and otherwise in form and substance reasonably acceptable to the Required Parties and the agent for the New First Lien Term Loan Facility.

Intercreditor Arrangements	On the Plan Effective Date, the New ABL Facility and the New First Lien Term Loan Facility shall be subject to an intercreditor and subordination arrangement (the “Intercreditor Agreement”) substantially similar to the Initial Intercreditor (as defined in the Existing Term Loan Agreement) to achieve the lien priorities set forth herein with respect to the applicable collateral, and otherwise reasonably acceptable to the Required Parties and the applicable agent(s) for such facilities.

New Common Stock	On the Plan Effective Date, J.Jill Inc. shall issue new common stock (the “New Common Stock”), which New Common Stock shall be deemed validly issued, fully paid and non-assessable.

CLASSIFICATION AND TREATMENT OF CLAIMS

Unclassified Claims

DIP Claims

Treatment. On the Plan Effective Date, each holder of an allowed Claim under the DIP Facility (collectively, the “DIP Facility Claims”) shall receive its pro rata share of (i) cash, in an aggregate amount equal to the cash on the Debtors’ balance sheet as of the Plan Effective Date in excess of an amount to be agreed (the “DIP Paydown Amount”), (ii) cash, in an amount equal to the accrued and unpaid interest on the DIP Facility as of the Plan Effective Date, (iii) New First Lien Term Loans and (iv) the Exit Equity Payment (as defined in the DIP Term Sheet) (subject to dilution by the Equity Incentive Plan (as defined below)).

Voting. Not classified; non-voting.

Administrative Claims

Treatment. Except to the extent that a holder of an allowed administrative claim (collectively, the “Administrative Claims”) and the Debtors, with the consent of the Required Parties, agree in writing to less favorable treatment for such Administrative Claim, such holder shall receive payment in full, in cash, of the unpaid portion of its allowed Administrative Claim on the Plan Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date of such allowed Administrative Claim).

Administrative Claims shall include, among other things: (a) claims against the Debtors arising under section 503(b) of the Bankruptcy Code; (b) allowed claims for reasonable fees and expenses of professionals retained in the Chapter 11 Cases with the approval of the Bankruptcy Court; and (c) all Transaction Expenses in accordance with the terms and conditions of the Transaction Support Agreement.

Voting. Not classified; non-voting.

Priority Tax Claims

Treatment. All allowed claims against the Debtors under section 507(a)(8) of the Bankruptcy Code (collectively, the “Priority Tax Claims”) shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

Voting. Not classified; non-voting.

Classified Claims and Interests

Other Priority Claims

Treatment. Except to the extent that a holder of an allowed claim described in section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim (collectively, the “Other Priority Claims”) and the Debtors, with the consent of the Required Parties, agree in writing to less favorable treatment for such Other Priority Claim, such holder shall receive payment in full, in cash, of the unpaid portion of its allowed Other Priority Claim on the Plan Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date of such Other Priority Claim).

Voting. Unimpaired. Each holder of an Other Priority Claim shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of an allowed Other Priority Claim will not be entitled to vote to accept or reject the Plan.

Other Secured Claims

Treatment. Except to the extent that a holder of an allowed secured claim, other than an ABL Facility Claim (as defined below), Existing Term Loan Claim (as defined below) or DIP Facility Claim (collectively, the “Other Secured Claims”), and the Debtors, with the consent of the Required Parties, agree in writing to less favorable treatment for such Other Secured Claim, such holder shall receive either (i) payment in full, in cash, of the unpaid portion of its allowed Other Secured Claim or (ii) a transfer by conveyance, assignment or otherwise of the Debtors’ right, title and interest in and to the collateral securing such Claim, in either case on the Plan Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, on the due date of such Other Secured Claim).

Voting. Unimpaired. Each holder of an allowed Other Secured Claim shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of an allowed Other Secured Claim will not be entitled to vote to accept or reject the Plan.

ABL Facility Claims

Treatment. On the Plan Effective Date, each holder of an allowed Claim under the ABL Credit Agreement (collectively, the “ABL Facility Claims”) shall either receive payment in full, in cash, of the unpaid portion of its allowed ABL Facility Claim or shall roll its ABL Facility Claims into the New ABL Facility.

Voting. Unimpaired. Each holder of an allowed ABL Facility Claim shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of an allowed ABL Facility Claim will not be entitled to vote to accept or reject the Plan.

Existing Term Loan Claims

Treatment. On the Plan Effective Date, each holder of an allowed Claim arising under the Existing Term Loan Agreement (collectively, the “Existing Term Loan Claims”) shall receive its pro rata share of 70% of the New Common Stock (subject to dilution by the Equity Incentive Plan).

Voting. Impaired. Each holder of an allowed Existing Term Loan Claim will be entitled to vote to accept or reject the Plan.

General Unsecured Claims

Treatment. On the Plan Effective Date or as soon thereafter as reasonably practicable, each holder of any allowed unsecured claim against any of the Debtors that is not (a) an Administrative Claim, (b) a Priority Tax Claim, (c) an Other Priority Claim, (d) an Intercompany Claim, or (e) a Section 510(b) Claim (as defined below) (collectively, the “General Unsecured Claims”), shall either (x) be reinstated or (y) receive, payment in full, in cash, of such holder’s allowed General Unsecured Claim.

Voting. Unimpaired. Each holder of an allowed General Unsecured Claim shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of a General Unsecured Claim will not be entitled to vote to accept or reject the Plan.

Intercompany Claims

Treatment. On the Plan Effective Date, each claim held by a Debtor against another Debtor (collectively, “Intercompany Claims”) shall either be: (a) reinstated as of the Plan Effective Date for tax purposes or (b) cancelled, in which case no distribution shall be made on account of such claim, in each case as determined by the Debtors with the consent of the Required Consenting Lenders.

Voting. Each holder of an Intercompany Claim either shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

Section 510(b) Claims

Treatment. Holders of any claim subject to subordination under section 510(b) of the Bankruptcy Code (collectively, “Section 510(b) Claims”) shall receive no recovery or distribution under the Plan.

Voting. Impaired. Each holder of a Section 510(b) Claim shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of a Section 510(b) Claim will not be entitled to vote to accept or reject the Plan.

Intercompany Interests

Treatment. On the Plan Effective Date, all equity interests held by a Debtor in another Debtor (each, an “Intercompany Interest”) shall either be (a) reinstated as of the Plan Effective Date or (b) cancelled, in which case no distribution shall be made on account of such interest, in each case as determined by the Debtors with the consent of the Required Consenting Lenders.

Voting. Each holder of an Intercompany Interest either shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Interest will not be entitled to vote to accept or reject the Plan.

J.Jill Equity Interests

Treatment. Each holder of a J.Jill Equity Interest shall receive no distribution on account of its J.Jill Equity Interest.

Voting. Impaired. Each holder of a J.Jill Equity Interest shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of a J.Jill Equity Interest will not be entitled to vote to accept or reject the Plan.

GENERAL PROVISIONS

Equity Incentive Plan	After the Plan Effective Date, the New Board (as defined below) may adopt an equity incentive plan (the “Equity Incentive Plan”) that provides for the issuance of options and/or other equity-based awards (collectively, “EIP Awards”) exercisable for up to 10.0% of the New Common Stock, on a fully diluted basis, to management of the Debtors after the Plan Effective Date. The form of the EIP Awards, the participants in the Equity Incentive Plan, the allocations of the EIP Awards to such participants (including the amount of allocations and the timing of the grant of the EIP Awards), and the terms and conditions of the EIP Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

KERP	The Company Parties may adopt a key employee retention plan (the “KERP”) that provides for awards (collectively, “KERP Awards”) to certain employees of the Company Parties. The form of the KERP Awards, the participants in the KERP, the allocations of the KERP Awards to such participants (including the amount of allocations and the timing of the grant of the KERP Awards), and the terms and conditions of the KERP Awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the Company Parties; provided that any participant in the KERP must have a minimum of six (6) months of employment post-Plan Effective Date in order for the KERP Award to vest. The KERP shall include a compensation program for the Chapter 11 Case process. The terms and provisions of the KERP shall be acceptable to the Required Consenting Lenders in their sole discretion.

Cancellation of Instruments, Certificates and Other Documents	On the Plan Effective Date, except to the extent otherwise provided above, all instruments, certificates, and other documents evidencing indebtedness or debt securities of, or Equity Interests in, any of the Debtors shall be cancelled, and the obligations of the Debtors thereunder, or in any way related thereto, shall be discharged.

Executory Contracts and Unexpired Leases	Except as otherwise set forth herein, [*****] executory contracts and unexpired leases shall be assumed or rejected (as the case may be), as determined by the Debtors, and with the consent of the Required Parties, during the pendency of the Chapter 11 Cases.

Avoidance Actions	All claims or causes of action pursuant to chapter 5 of the Bankruptcy Code to avoid a transfer of property or an obligation incurred by the Debtors shall be released by the Debtors pursuant to the Plan.

Capital Structure

On the Plan Effective Date, the debt and equity capital structure of the Debtors shall be consistent in all material respects with the capital structure of the Debtors as set forth in this Term Sheet and the Transaction Support Agreement, unless otherwise agreed to by the Required Parties.

The New Common Stock shall not be listed for trading on a securities exchange, and none of the Debtors shall be required to file reports with the United States Securities and Exchange Commission unless it is required to do so pursuant to the Exchange Act.

COMPANY GOVERNANCE/ORGANIZATIONAL DOCUMENTS PROVISIONS/RELEASES

New Board	The board of directors of J.Jill Inc. immediately after the Plan Effective Date (the “New Board”) shall be determined by the Required Consenting Lenders. The New Board may, from time to time, establish one or more committees of the New Board, to exercise the powers and authority of the New Board.

New Organizational Documents

The new organizational documents of each of the Debtors shall be consistent in all material respects with the terms and conditions set forth herein and shall be otherwise in form and substance reasonably acceptable to the Required Consenting Lenders (such new organizational documents, collectively, the “New Organizational Documents”).

On the Plan Effective Date, the holders of the New Common Stock shall enter into a customary stockholders agreement.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from registration under section 1145 of the Bankruptcy Code to the extent permitted pursuant to section 1145 of the Bankruptcy Code.

Debtor/Third Party Releases	The Plan shall contain the In-Court Release which, for the avoidance of doubt, shall exclude the Consenting Shareholders in the event that the Transaction Support Agreement is terminated with respect to the Consenting Shareholders.

Exculpation	Customary exculpation provisions.

Discharge	Customary discharge provisions.

Injunction	Customary injunction provisions.

Tax Structure	To the extent reasonably practicable, the Prepackaged Chapter 11 shall be structured in a manner reasonably acceptable to the Required Parties, which minimizes any current cash taxes payable as a result of the consummation of the Plan, and the terms of the Prepackaged Chapter 11 contemplated by this Term Sheet shall be reasonably acceptable to the Required Parties and structured to maximize the favorable tax attributes (including tax basis) of the Debtors going forward.

PLAN IMPLEMENTATION

Conditions Precedent to the Plan Effective Date

The Plan shall contain the following conditions precedent to the Plan Effective Date:

(a)   the Plan and all other Prepackaged Chapter 11 Documents shall be in form and substance consistent in all material respects with this Term Sheet and otherwise reasonably acceptable to the Required Parties;

(b)   the Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent in all material respects with this Term Sheet and otherwise reasonably acceptable to the Required Parties, and such order shall not have been stayed or modified or vacated on appeal;

(c)   the Transaction Support Agreement shall not have been validly terminated as to all parties thereto;

(d)   the Debtors shall not be in default of the DIP Facility or the orders approving the DIP Facility;

(e)   all Transaction Expenses shall have been paid in full, in cash, in accordance with the Transaction Support Agreement and the Plan;

(f)   the New Common Stock shall have been issued, and the Backstop Parties (as defined in the DIP Term Sheet) shall have received the Put Option Equity Payment;

(g)   each of the New ABL Facility and the New First Lien Term Loan Facility shall have closed; and

(h)   there shall be no ruling, judgment or order issued by any Governmental Entity making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Prepackaged Chapter 11.

The conditions precedent to the Plan Effective Date may not be waived without the written consent of the Required Parties.

EXHIBIT 1

DIP TERM SHEET

DIP Term Sheet

Capitalized terms used but not otherwise defined in this DIP Term Sheet (this “DIP Term Sheet”) shall have the meanings assigned thereto in the Prepackaged Chapter 11 Term Sheet (the “Chapter 11 Term Sheet”) to which this DIP Term Sheet is attached as Exhibit 1.

Borrower:	Jill Acquisition LLC (the “Borrower”), in its capacity as a debtor and debtor-in-possession in the Chapter 11 Cases (as defined in the Transaction Support Agreement).

Guarantors:	J. Jill, Inc. (“Holdings”) and each subsidiary of Holdings (other than the Borrower) that is a Debtor (as defined in the Transaction Support Agreement) in the Chapter 11 Cases (the “Guarantors” and, together with the Borrower, the “Loan Parties”).

DIP Agent:	A financial institution selected by the Required DIP Lenders (as defined below) and reasonably acceptable to the Borrower shall act as the administrative agent and collateral agent under the DIP Facility (as defined below) (the “DIP Agent”) and will perform the duties customarily associated with such roles. The Borrower shall pay agency fees to the DIP Agent in an amount to be agreed between the Borrower and the DIP Agent.

DIP Commitment:

Prior to the Petition Date (as defined in the Transaction Support Agreement), certain Consenting Lenders (as defined in the Transaction Support Agreement) (the “Initial DIP Commitment Parties”) shall enter into a commitment letter (the “Commitment Letter”) with the Borrower providing commitments for 100% of the DIP New Money Loans (as defined below).

This DIP Term Sheet does not represent a commitment to provide financing. Such commitment will be set forth in the definitive loan documents (including the Commitment Letter) signed by the Initial DIP Commitment Parties and, as applicable, the DIP Lenders. Such Commitment Letter shall reflect the terms of this DIP Term Sheet, and shall otherwise be in form and substance acceptable to the Initial DIP Commitment Parties.

DIP Lenders:	The lenders under the DIP Facility (each a “DIP Lender”, and, collectively, the “DIP Lenders”) as of the Closing Date (as defined below) shall be (x) the Initial DIP Commitment Parties and (y) one or more other Consenting Lenders (as defined in the Transaction Support Agreement) (and/or one or more of their respective designated affiliates and/or related funds or accounts) who elect to participate in the DIP Facility through a syndication process (the “DIP Syndication”) to be conducted prior to the Petition Date. Each Consenting Lender (and/or one or more of their respective designated affiliates and/or related funds or accounts) may elect to subscribe for commitments to provide DIP New Money Loans in the DIP Syndication on a pro rata basis based on the aggregate principal amount of the term loans under the Existing Term Loan Agreement (the “Existing Term Loans”) held by such Consenting Lender as compared to the aggregate principal amount of Existing Term Loans held by all Consenting Lenders.

Required DIP Lenders:	DIP Lenders holding at least a majority of the aggregate outstanding principal amount of the DIP Loans and commitments in respect thereof (the “Required DIP Lenders”).

Type and Amount of the DIP Facility:

A senior secured superpriority debtor-in-possession delayed draw term loan credit facility in an aggregate principal amount not to exceed $175,000,000 (the “DIP Facility Loans” and such facility, the “DIP Facility”), which shall consist of (i) $75,000,000 of new money DIP Facility Loans (the “DIP New Money Loans”) and (ii) upon entry of the Final Order (as defined below), $100,000,000 of Existing Term Loans held by DIP Lenders to be “rolled” up on a pro rata basis into DIP Facility Loans on a cashless, dollar-for-dollar basis. The commitments to make the DIP Loans are referred to herein as the “DIP Commitments”.

The DIP New Money Loans shall (subject to the DIP Orders (as defined below) and the borrowing conditions set forth in Exhibit A attached hereto) be incurred in amounts and at times to be agreed.

Once repaid or prepaid, no portion of the DIP Loans may be reborrowed.

Use of Proceeds:

Subject to the applicable DIP Orders and the other DIP Loan Documents (as defined below), proceeds of the DIP New Money Loans will be used only for the following purposes and in each case in accordance with the Approved DIP Budget (as defined below): (a) to repay an aggregate principal amount of loans outstanding under the ABL Credit Agreement (together with accrued and unpaid interest thereon and an amount required to cash collateralize any letters of credit issued thereunder) in an amount not to exceed an amount to be agreed; (b) to pay interest, fees, costs and expenses related to the DIP Facility (including the fees, costs, disbursements and expenses of the DIP Agent and its counsel, financial advisors, consultants and other professionals (collectively, the “DIP Agent Advisors”)); (c) to pay the fees, costs and expenses of the estate professionals retained in the Chapter 11 Cases and approved by the Bankruptcy Court; (d) to fund the Carve Out (as defined in Exhibit B attached hereto); (e) to pay the fees, costs, disbursements and expenses of the DIP Lenders (including the fees and expenses of Stroock & Stroock & Lavan LLP (“Stroock”), as counsel to certain DIP Lenders, Guggenheim Securities, LLC (“Guggenheim”), as financial advisor to certain DIP Lenders, and such other consultants, local counsel, financial advisors and other professionals as reasonably required by the Required DIP Lenders (together with Stroock and Guggenheim, collectively, the “DIP Lender Advisors”)); (f) to make all permitted payments of costs of administration of the Chapter 11 Cases; (g) to pay such prepetition expenses as are consented to by the Required DIP Lenders and approved by the Bankruptcy Court; (h) to satisfy any adequate protection obligations owing under the DIP Orders, as set forth below; (i) to make any other payments permitted by the Approved DIP Budget; and (j) for general corporate and working capital purposes of the Debtors during the Chapter 11 Cases.

For the avoidance of doubt and notwithstanding anything to the contrary herein, no proceeds of any DIP New Money Loans shall be used to investigate, challenge, object to or contest the validity, security, perfection, priority, extent or enforceability of any amount due under, or the liens or claims granted under or in connection with the DIP Facility or the Existing Term Loan Agreement; provided that the creditors’ committee, if any, may use up to $35,000 of the proceeds in respect of the foregoing.

Closing Date:	The date which shall be no later than one (1) business days after the date of entry by the Bankruptcy Court (as defined in the Chapter 11 Term Sheet) of the Interim Order (as defined below) (the “Interim Order Entry Date”), subject to satisfaction (or waiver) of the applicable conditions precedent set forth in Exhibit A (the “Closing Date”).

Maturity:

All commitments under the DIP Facility will terminate, and all DIP Obligations (as defined below) will be immediately due and payable in full in cash, on the earliest of:

(a)   three (3) calendar months following the Closing Date;

(b)   the date that is fourteen (14) calendar days after the Petition Date if the Final Order has not been entered by the Bankruptcy Court on or before such date;

(c)   the date of consummation of any sale of all or substantially all of the assets of any of the Debtors pursuant to section 363 of the Bankruptcy Code;

(d)   the date of acceleration of the DIP Loans and the termination of the commitments under the DIP Facility following the occurrence of an Event of Default (as defined below); and

(e)   the substantial consummation or effective date of the Plan or any chapter 11 plan;

provided, that on the Plan Effective Date, each holder of a Superpriority DIP Claim shall receive its pro rata share of (i) cash in an aggregate amount equal to the DIP Paydown Amount (as defined in the Chapter 11 Term Sheet), (ii) cash, in an amount equal to the accrued and unpaid interest on the DIP Facility as of the Plan Effective Date, (iii) New First Lien Term Loans (as defined in the Chapter 11 Term Sheet) in an amount equal to the aggregate principal amount of the DIP Obligations less the DIP Paydown Amount, and (iv) the Exit Equity Payment (as defined below).

Amortization:	None.

Interest:

At all times prior to the occurrence of an Event of Default, interest on the DIP Loans shall accrue at a rate per annum equal (x) to LIBOR plus 9.50% (subject to a 1.50% LIBOR Floor) or (y) a base rate plus 8.50% (subject to a 2.50% base rate floor), in each case, payable in cash, monthly in arrears (the “Interest Rate”).

All interest shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months.

Upon the occurrence and during the continuance of an Event of Default, interest on the DIP Loans shall accrue at the applicable Interest Rate plus 2.00% per annum and shall be payable solely in cash, on demand.

Upfront Payment:	The DIP Lenders shall receive from the Debtors a non-refundable payment (the “Upfront Payment”), payable in cash, in an aggregate amount of 2.50% of the aggregate principal amount of the commitments in respect of the DIP New Money Loans. The Upfront Payment shall be earned, due, owing and payable in full on the Closing Date, shared by the DIP Lenders ratably.

Exit Equity Payment:	The DIP Lenders shall receive from the Debtors a non-refundable payment (the “Exit Equity Payment”) of 20.00% of the New Common Stock (as defined in the Chapter 11 Plan Term Sheet) (subject to dilution solely by the Equity Incentive Plan (as defined in the Chapter 11 Plan Term Sheet)). The Exit Equity Payment shall be fully earned on the Closing Date, and shall be due, owing and payable in full on the Plan Effective Date, and shared by the DIP Lenders ratably.

Backstop Payments:

The Initial DIP Commitment Parties shall receive from the Debtors a nonrefundable backstop payment (the “Cash Backstop Option Payment”) in an aggregate amount of 5.00% of the aggregate principal amount of the DIP New Money Loans, payable in cash. The Cash Backstop Option Payment shall be earned, due, owing and payable in full on the Closing Date, shared by Initial DIP Commitment Parties ratably.

The Initial DIP Commitment Parties shall further receive from the Debtors a nonrefundable backstop payment (the “Equity Backstop Option Payment”) in an aggregate amount of 10.00% of the New Common Stock (subject to dilution solely by the Equity Incentive Plan). The Equity Backstop Option Payment shall be fully earned on the Closing Date and shall be due, owing and payable in full on the Plan Effective Date, shared by Initial DIP Commitment Parties ratably.

The DIP New Term Loans funded by the Initial DIP Commitment Parties shall be funded with an original issue discount equal to 2.00 % of the aggregate principal amount of the commitments in respect of the DIP New Money Loans.

Documentation:	The DIP Facility (including the terms and conditions applicable thereto) will be documented pursuant to and evidenced by (a) a credit agreement, negotiated in good faith, in form and substance substantially similar to the Existing Term Loan Agreement, with such modifications as are (i) set forth herein, (ii) necessary to reflect the terms of the Interim Order or the Final Order, as applicable, (iii) usual and customary for debtor-in-possession financings of this kind and/or otherwise necessary or desirable to effectuate the financing contemplated hereby and/or to reflect the capital structure and operational requirements of the Debtors and the existence and continuance of the Chapter 11 Cases (including customary representations and warranties, covenants and events of default for debtor-in-possession financings of this kind) and (iv) reasonably required by the Required DIP Lenders (in consultation with the DIP Lenders, except the DIP Lenders shall have a consent right with respect to any proposed modification to the voting provisions, pro rata sharing provisions or payment waterfall and other customary “sacred” lender rights) (the “DIP Credit Agreement”), (b) an order (in form and substance acceptable to the Required DIP Lenders and the DIP Agent in their sole discretion) entered by the Bankruptcy Court approving the DIP Facility on an interim basis (the “Interim Order”), (c) an order (in form and substance acceptable to the Required DIP Lenders and the DIP Agent in their sole discretion) entered by the Bankruptcy Court approving the DIP Facility on a final basis (the “Final Order”, and together with the Interim Order, the “DIP Orders”) and (d) as applicable, the related notes, security agreements, collateral agreements, pledge agreements, control agreements, guarantees, mortgages and other legal documentation or instruments as are, in each case, usual and customary for debtor-in-possession financings of this type and/or reasonably necessary or desirable to effectuate the financing contemplated hereby (including such agreements, documents and instruments constituting “Credit Documents” under, and as defined in, the Existing Term Loan Agreement) (all of the foregoing, together with the DIP Credit Agreement and the DIP Orders, collectively, the “DIP Loan Documents”). The foregoing shall be collectively referred to herein as the “Documentation Principles”.

Financial & Other Reporting:	The DIP Credit Agreement will contain customary testing of 13-week cash flow budgets on receipts and disbursements for transactions of this type, consistent with the Documentation Principles and reasonably acceptable to the Required DIP Lenders

Voluntary Prepayments:	The DIP Loans may not be prepaid, in whole or in part, at any time prior to the Maturity Date or the acceleration of the DIP Loans, except as set forth in the section entitled “Maturity” or with the consent of the Requisite DIP Lenders.

Mandatory Prepayments:	The DIP Credit Agreement will contain customary mandatory prepayments for transactions of this type, consistent with the Documentation Principles and reasonably acceptable to the Required DIP Lenders.

Collateral:

All obligations of the Borrower and the Guarantors to the DIP Agent and the DIP Lenders under the DIP Facility, including, without limitation, all principal and accrued interest, premiums (if any), costs, fees, expenses, disbursements, reimbursement obligations, indemnities and any and all other amounts due or payable under the DIP Facility (collectively, the “DIP Obligations”), shall be secured (subject to the Carve Out) by continuing, valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected liens and security interests (such liens and securing interests securing the DIP Obligations, collectively, the “DIP Liens”) in all DIP Collateral (as defined below) on the following basis:

(a)   pursuant to Bankruptcy Code §364(c)(2), the DIP Liens shall have first-priority with respect to all DIP Collateral that is not subject to another valid, perfected, enforceable and non-avoidable lien or security interest as of the Petition Date (such DIP Collateral, the “Unencumbered Assets”); and

(b)   pursuant to Bankruptcy Code §364(c)(3) and §364(d)(1), the DIP Liens on all DIP Collateral other than Unencumbered Assets shall rank:

(x) junior only to valid, unavoidable and enforceable liens or security interests on such DIP Collateral existing on the Petition Date (other than a lien securing the Existing Term Loans) which are (A) fully and properly perfected as of the Petition Date to the extent required by Bankruptcy Code §546(b) or (B) perfected subsequent to the Petition Date, in the manner and to the extent permitted by Bankruptcy Code §546(b), in each case, solely to the extent that such liens and security interests are permitted to be senior to the DIP Liens on such DIP Collateral pursuant to the DIP Orders (“Permitted Prior Liens”); and solely with respect to any assets that are or would constitute ABL Priority Collateral, the liens thereon securing the ABL Credit Agreement and the adequate protection liens granted under the DIP Orders in favor of the ABL Credit Agreement in ABL Priority Collateral (“ABL Priority Liens”); and

(y) senior to any and all other liens on and security interests in such DIP Collateral that also constitutes collateral securing the Existing Term Loan Agreement, subject only Permitted Prior Liens and ABL Priority Liens.

The DIP Liens shall be effective and perfected as of the entry of the Interim Order and without requiring the execution, filing or recording of mortgages, security agreements, pledge agreements, control agreements, financing statements or other agreements or instruments, or the taking of any action to obtain possession or control of any collateral. However, the Required DIP Lenders may, in their sole discretion, require the execution, filing or recording of any or all of the documents described in the preceding sentence and/or the taking of any action so that the DIP Agent obtains possession or control of any collateral (other than ABL Priority Collateral).

As used herein:

“ABL Priority Collateral” means “ABL Facility Priority Collateral”, as such term is defined in the Intercreditor Agreement, dated as of May 8, 2015, by and among Holdings, the Borrower, the other grantors from time to time party thereto, CIT Finance LLC, as ABL Facility Administrative Agent and as ABL Facility Collateral Agent, and Jefferies Finance LLC, as Term Loan Administrative Agent and as Term Loan Collateral Agent (each, as defined below).

“DIP Collateral” means all assets and properties of the Debtors (whether tangible or intangible; whether real, personal, or mixed; whether owned by, or owing to, the Debtors on the Petition Date, or acquired by or arising in favor of the Debtors after the Petition Date (including under any trade names, styles, or derivations thereof) and whether owned or consigned by or to, or leased from or to, or thereafter acquired by, the Debtors, and regardless of where located, before or after the Petition Date, including, without limitation, all assets securing the ABL Credit Agreement and the Existing Term Loan Credit Agreement and, subject to entry of the Final Order all proceeds of claims and causes of action arising under chapter 5 of the Bankruptcy Code; provided, however, that the DIP Collateral shall not include certain immaterial assets and certain other customarily excluded assets (collectively, the “Excluded Assets”).

Superpriority DIP Claims:	Effective immediately upon entry of the Interim Order, all of the claims of the DIP Agent and the DIP Lenders on account of the DIP Obligations shall be entitled to the benefits of section 364(c)(1) and 364(e) of the Bankruptcy Code, and shall have superpriority, in each of the Chapter 11 Cases or any successor cases, over any and all administrative expenses of the kind that are specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 364(c)(1), 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113, 1114 or any other provisions of the Bankruptcy Code (the “Superpriority DIP Claims”), subject only to the Carve Out.

The Superpriority DIP Claims will, at all times during the period that the DIP Loans remain outstanding and have not otherwise been indefeasibly paid in full or rolled into the New First Lien Term Loans on the Plan Effective Date, each as described in the section entitled “Maturity”, remain senior in priority to all other claims or administrative expenses, subject only to the Carve Out. The Superpriority DIP Claims shall have recourse against each of the Debtors on a joint and several basis, and shall be payable from and have recourse to all DIP Collateral (subject to the terms of the DIP Orders).

Carve-Out:	As set forth in Exhibit B attached hereto.

Representations and Warranties:	The DIP Credit Agreement will contain customary representations and warranties for transactions of this type, consistent with the Documentation Principles and reasonably acceptable to the Required DIP Lenders.

Chapter 11 Cases Milestones:

The Debtors shall be required to comply with the following Milestones (the “Milestones”):

(a)   no later than the date which is the later of (A) October 3, 2020 or (B) one (1) business day after concluding the solicitation of votes on the Plan, the Petition Date shall have occurred (and, for the avoidance of doubt, on such Petition Date the Company Parties shall have filed with the Bankruptcy Court the Plan, the Disclosure Statement and other Solicitation Materials, and a motion scheduling a combined hearing on the Plan and Disclosure Statement and other Solicitation Materials (each as defined in the Transaction Support Agreement));

(b)   within two (2) days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(c)   within five (5) Business Days after the Petition Date, the Company Parties shall have filed with the Bankruptcy Court the Plan Supplement (as defined in the Transaction Support Agreement);

(d)   within fourteen (14) days after the Petition Date, the Confirmation Order and all other related relief required to be obtained from the Bankruptcy Court to implement the Restructuring Transactions through the In-Court Restructuring shall have been entered and/or granted, as applicable, by the Bankruptcy Court;

(a)   within fourteen (14) days after the Petition Date, the Bankruptcy Court shall have entered the Final Order;

(b)   the Plan Effective Date shall have occurred within thirty (30) calendar days after the Petition Date (the “Outside Date”).

Affirmative Covenants:	The DIP Credit Agreement will contain customary affirmative covenants for transactions of this type, consistent with the Documentation Principles and reasonably acceptable to the Required DIP Lenders.

Negative Covenants:	The DIP Credit Agreement will contain customary negative covenants for transactions of this type, consistent with the Documentation Principles and acceptable to the Required DIP Lenders.

Financial Covenant:	None.

Events of Default:	The DIP Credit Agreement will contain customary events of default for transactions of this type, consistent with the Documentation Principles and reasonably acceptable to the Required DIP Lenders (collectively, “Events of Default”).

Adequate Protection:

The holders of ABL Facility Claims shall receive adequate protection consisting of (i) reporting in form and substance acceptable to the ABL Lenders, (ii) post-petition replacement liens (senior to the DIP Liens only with respect to DIP Collateral constituting ABL Priority Collateral and otherwise junior), (iii) superpriority claims (senior to the Superpriority DIP Claims only with respect to DIP Collateral constituting ABL Priority Collateral and otherwise junior), and (iv) payment of reasonable professional fees.

The holders of Exiting Term Loan Claims shall receive adequate protection consisting of (i) reporting in form and substance reasonably acceptable to the Term Lenders, (ii) post-petition replacement liens (junior to the DIP Liens), (iii) superpriority claims (junior to the Superpriority DIP Claims) and (iv) payment of reasonable professional fees.

Marshalling; 552(b) Waiver and Waiver of 506(c) Claims:	The DIP Orders shall provide that, subject to entry of the Final Order: (i) in no event shall the DIP Agent, the DIP Lenders or the secured parties under the Existing Term Loan Agreement be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral, as applicable (the “Marshaling Waivers”); provided that the Borrower shall use commercially reasonable efforts to cause the Interim Order to include the Marshaling Waivers with respect to the DIP Agent and the DIP Lenders, (ii) approve the waiver of all claims under section 506(c) of the Bankruptcy Code against the DIP Agent, the DIP Lenders or the secured parties under the Existing Term Loan Agreement (the “506(c) Waivers”); provided that the Borrower shall use commercially reasonable efforts to cause the Interim Order to include the 506(c) Waivers with respect to the DIP Agent and the DIP Lenders and (iii) the secured parties under the Existing Term Loan Agreement shall be entitled to all rights and benefits of section 552(b) of the Bankruptcy Code, and that the “equities of the case” exception shall not apply to such persons. Notwithstanding anything in the Transaction Support Agreement to the contrary, the failure to include the Marshaling Waiver or the 506(c) Waiver in the Interim Order shall not trigger a termination event pursuant to Section 13 of the Transaction Support Agreement.

Conditions Precedent:	The effectiveness of the DIP Credit Agreement and the other DIP Loan Documents and the agreements of the Initial DIP Commitment Parties under the Commitment Letter and of the DIP Lenders under the DIP Loan Documents, and the closing of, and funding under, the DIP Facility shall, in each case, be subject to satisfaction (or waiver by Required DIP Lenders) of the conditions precedent set forth on Exhibit A.

Rating:	Within thirty (30) days after the Closing Date, the Borrower shall obtain, or shall have used commercially reasonable efforts to obtain, a rating from Moody’s and from S&P with respect to the DIP Facility (but no specific rating shall be required); provided, that if no such rating is obtained by such date the Borrower shall continue to use commercially reasonable efforts to obtain such rating if requested by the Required DIP Lenders.

Governing Law:	The Debtors submit to the exclusive jurisdiction and venue of the Bankruptcy Court and waive any right to trial by jury. New York law shall govern the DIP Facility.

Counsel to the Required DIP Lenders:	Stroock & Stroock & Lavan LLP.

EXHIBIT A

Conditions Precedent

1)	Conditions to Closing Date and borrowing the Initial DIP Loan on the Closing Date.

a)

DIP Loan Documents shall be in form and substance reasonably satisfactory to the Required DIP Lenders and the DIP Agent and consistent with this DIP Term Sheet, and all DIP Loan Documents required to be executed by the Closing Date shall have been executed and delivered to the DIP Agent.

b)

All fees, costs, disbursements and expenses of the DIP Agent, the DIP Agent Advisors, the DIP Lenders and the DIP Lender Advisors due under the DIP Credit Agreement shall have been paid in full in cash or shall be so paid on the Closing Date from the proceeds of the Initial DIP Loans.

c)	The DIP Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, special New York counsel to the Loan Parties.

d)

The DIP Agent shall have received (i) a secretary’s (or other officer’s) certificate of the Borrower and each of the other Loan Parties, dated as of the Closing Date, with customary and appropriate insertions and attachments; and (ii) a customary closing officer’s certificate of the Borrower.

e)

The DIP Lenders shall have received from the Borrower and each of the Loan Parties, at least three (3) Business Days prior to the Closing Date, (i) documentation and other information requested by any DIP Lender a reasonable period prior to the required delivery date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) if the Borrower qualifies as a “legal entity customer” under the beneficial ownership regulations, the DIP Lenders shall have received from the Borrower, at least one (1) Business Day prior to the Closing Date, a beneficial ownership certification in relation to the Borrower.

f)

The Interim Order shall have been entered by the Bankruptcy Court and shall be in full force and effect, which Interim Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required DIP Lenders.

g)

The DIP Agent and the DIP Lenders shall have received the Initial DIP Budget, which shall be in form and substance acceptable to the Required DIP Lenders (which may be communicated via email by Guggenheim).

h)

The Plan shall have been filed with the Bankruptcy Court and each other Milestone that is required to be complied with prior to or concurrently with entry of the Interim Order shall have been complied with.

i)	The DIP Agent shall have a fully perfected lien on the DIP Collateral to the extent required by the DIP Loan Documents and the Interim Order, having the priorities set forth in the Interim Order.

j)

Subject to post-closing requirements, each Uniform Commercial Code financing statement and each intellectual property security agreement required by the DIP Loan Documents to be filed in order to create in favor of the DIP Agent a perfected lien on the DIP Collateral having the priorities set forth in the Orders shall have been filed.

k)

Subject to post-closing requirements, the DIP Agent shall have received the certificates, if any, representing the shares of pledged securities held by a Loan Party pledged pursuant to the DIP Loan Documents.

l)

Subject to post-closing requirements, the DIP Agent shall have been named as an additional insured with respect to liability policies (other than worker’s compensation policies and public liability policies) and the DIP Agent shall be named as loss payee with respect to the property insurance (other than public property policies) maintained by the Borrower and each other Loan Party.

m)	The DIP Agent shall have received a legal, valid and binding copy of an amendment to the Initial Intercreidtor Agreement, which shall be in form and substance acceptable to the Required DIP Lenders.

n)	The Closing Date shall have occurred on or before the date that is no later than one (1) business day after the date of entry of the Interim Order.

2)	Conditions to further borrowings.

a)

The Final Order shall have been entered by the Bankruptcy Court by the date that is thirty (30) days after the Petition Date and shall be in full force and effect, which shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required DIP Lenders.

b)

The Confirmation Order shall have been entered by the Bankruptcy Court by the date that is thirty (30) days after the Petition Date, or as soon as reasonably practicable thereafter, and shall be in full force and effect.

3)	Conditions to each borrowing.

a)

Each of the representations and warranties made by any Loan Party in or pursuant to the DIP Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect) as of such earlier date.

b)	There shall be no “Default” or Event of Default under the DIP Credit Agreement.

c)

The DIP Agent shall have received a copy of the Transaction Support Agreement, duly executed and delivered by each of the parties thereto, and such Transaction Support Agreement shall be in full force and effect and shall not have been amended, waived or otherwise modified without the prior written consent of the Required DIP Lenders. The Transaction Support Agreement shall be in full force and effect, and no breach, default or event of default shall have occurred and be continuing thereunder.

d)

All first day motions filed by the Loan Parties on the Petition Date and related orders entered by the Bankruptcy Court in the Chapter 11 Cases shall be in form and substance satisfactory to the Required DIP Lenders and the DIP Agent.

e)

Subject to post-closing requirements, the DIP Agent shall have valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected liens on, and security interests in, the Collateral, in each case, having the priorities set forth in the DIP Orders and subject only to the payment in full in cash of any amounts due under the Carve-Out.

f)	The DIP Agent shall have received a signed borrowing request from the Borrower.

EXHIBIT B

Carve-Out

1. Carve Out.

(a) Carve Out. As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $[*****] incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent (acting at the direction of the Required DIP Lenders) or Required DIP Lenders of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $[*****] incurred after the first business day following delivery by the DIP Agent (acting at the direction of the Required DIP Lenders) or Required DIP Lenders of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent (acting at the direction of the Required DIP Lenders) or Required DIP Lenders to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b) Carve Out Reserves. On the day on which a Carve Out Trigger Notice is given by the DIP Agent (acting at the direction of the Required DIP Lenders) or Required DIP Lenders to the Debtors with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Debtors for [Revolving/Delayed Draw Term] Loans under the [Revolving/Delayed Draw Term] Loan Commitment (each, as defined in the [DIP Credit Agreement]) (on a pro rata basis based on the then outstanding [Revolving/Delayed Draw Term] Loan Commitments), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute [Revolving/Delayed Draw Term] Loans) and (ii) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed

Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also (i) be deemed a request by the Debtors for [Revolving/Delayed Draw Term] Loans under the [Revolving/Delayed Draw Term] Loan Commitment (on a pro rata basis based on the then outstanding [Revolving/Delayed Draw Term] Loan Commitments), in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute [Revolving/Delayed Draw Term] Loans) and (ii) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. On the third business day after the DIP Agent gives such notice to such [Revolving/Delayed Draw Term] Lenders (as defined in the DIP Credit Agreement), notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for [Revolving/Delayed Draw Term] Loans under the [Revolving/Delayed Draw Term] Facility, any termination of the [Revolving/Delayed Draw Term] Loan Commitments following an Event of Default, or the occurrence of the Maturity Date, each [Revolving/Delayed Draw Term] Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the DIP Agent such [Revolving/Delayed Draw Term] Lender’s pro rata share with respect to such borrowing in accordance with the [Revolving/Delayed Draw Term] Facility. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the [DIP Agent] for the benefit of the [DIP Lenders], unless the [DIP Obligations] have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the [DIP Agent] for the benefit of the [DIP Lenders], unless the [DIP Obligations] have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Creditors] in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the [DIP Documents], or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [•], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [•], prior to making any payments to the [DIP Agent] or the [Prepetition Secured Creditors], as applicable. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, nothing herein shall require the [DIP Lenders] to advance or fund DIP Loans in an aggregate amount greater than $[*****], after taking into account any DIP Loans previously advanced and any netted fees or original issue discount or other premiums payable to the [DIP Lenders]. Notwithstanding anything to the contrary in the [DIP Documents] or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the [DIP Agent] and the [Prepetition Secured Agent] shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a fully perfected, non-avoidable security interest in any residual interest in the Carve Out Reserves, with any excess paid to the [DIP Agent] for application in accordance with the [DIP Documents]. Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute [Loans] (as defined in the [DIP Credit Agreement]) or increase or reduce the [DIP Obligations], (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order, the DIP Facility, or in any [Prepetition Secured Facilities], the Carve Out shall be senior to all liens and claims securing the [DIP Facility], the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the [DIP Obligations] or the [Prepetition Secured Obligations].

(c) Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d) No Direct Obligation To Pay Allowed Professional Fees. None of the [DIP Agent], [DIP Lenders], or the [Prepetition Secured Creditors] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this [Final/ Interim] Order or otherwise shall be construed to obligate the [DIP Agent], the [DIP Lenders], or the [Prepetition Secured Creditors], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e) Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this [Final/Interim] Order, the DIP Documents, the Bankruptcy Code, and applicable law.

(f) Objection Rights. Nothing contained herein is intended to constitute, nor shall be construed as consent to, the allowance of any Professional Person’s fees, costs or expenses by any party and shall not affect the rights of the [DIP Agent], the [DIP Lenders] or the [Prepetition Secured Creditors]to object to the allowance of any such amounts incurred or requested.

EXHIBIT 2

NEW FIRST LIEN TERM LOAN TERM SHEET

New First Lien Term Loan Term Sheet

Capitalized terms used but not otherwise defined in this New First Lien Term Loan Term Sheet (this “New First Lien Term Loan Term Sheet”) shall have the meanings assigned thereto in the Prepackaged Chapter 11 Term Sheet (the “Chapter 11 Term Sheet”) to which this New First Lien Term Loan Term Sheet is attached as Exhibit 2.

Borrower:	Jill Acquisition LLC, as reorganized pursuant to the Plan (as defined in the Transaction Support Agreement) (the “Borrower”).

Guarantors:	J.Jill, Inc., as reorganized pursuant to the Plan (“Holdings”), and all direct and indirect domestic and foreign subsidiaries of Holdings and the Borrower, subject to customary exclusions (the “Guarantors” and together with the Borrower, the “Loan Parties”); provided that no actions (with respect to the creation or perfection of any security interest) shall be required to be taken outside of the US and no non-US security documents shall be required.

Agent:	A financial institution to be selected by the Required Lenders (as defined below), and reasonably acceptable to the Borrower, will act as administrative agent and collateral agent for the First Lien Lenders (as defined below) with respect to the New First Lien Term Loan Facility (as defined below) (in such capacities, the “First Lien Agent”) and will perform the duties customarily associated with such roles. The Borrower shall pay agency fees to the First Lien Agent in an amount to be agreed between the Borrower and the First Lien Agent.

First Lien Lenders:	The lenders under the New First Lien Term Loan Facility (the “First Lien Lenders”) shall initially be the DIP Lenders as of the Plan Effective Date (as defined in the Transaction Support Agreement) (and/or one or more of their respective designated affiliates and/or related funds or accounts).

Type and Amount:

A senior secured first lien term loan facility (the “New First Lien Term Loan Facility”; and the term loans thereunder, the “New First Lien Term Loans”) in an aggregate original principal amount equal (x) the aggregate outstanding principal amount of the DIP Facility on the Plan Effective Date (as defined in the Transaction Support Agreement) less (y) the DIP Paydown Amount (as defined in the Chapter 11 Term Sheet). On the Plan Effective Date, each holder of DIP Facility Claims shall receive its pro rata share of the New First Lien Term Loans, as and to the extent set forth in the “Classification and Treatment of Claims” section of the Chapter 11 Term Sheet. No actual funding shall occur on the Plan Effective Date in respect of the New First Lien Term Loans.

Once repaid or prepaid, no portion of the New First Lien Term Loans may be reborrowed.

Closing Date:	The Plan Effective Date, subject to satisfaction or waiver by the Required Lenders of the conditions precedent set forth in the New First Lien Credit Agreement (as defined below) (the “Closing Date”).

Maturity:	Five (5) years from the Closing Date.

Use of Proceeds:	The New First Lien Term Loans will be issued in exchange for DIP Facility Claims pursuant to the Plan (as defined in the Transaction Support Agreement).

Amortization:	1.00% per annum, paid quarterly, beginning with the first full fiscal quarter ending after the Closing Date.

Interest:

At all times prior to the occurrence of an Event of Default, interest on the New First Lien Term Loans shall accrue at a rate per annum equal (x) to LIBOR plus 8.50% (subject to a 1.50% LIBOR Floor) or (y) a base rate plus 7.50% (subject to a 2.50% base rate floor), in each case, payable in cash, quarterly in arrears; provided, that for the twelve fiscal months following the Closing Date, if Liquidity is below an amount to be agreed, interest payments may be paid “in kind” by increasing the principal amount of the New First Lien Term Loans outstanding on the applicable payment date, subject to a minimum cash interest payment equal to (x) in the case of LIBOR loans, LIBOR plus 1.00% and (y) in the case of base rate loans, the base rate plus 2.00% (the “Interest Rate”).

For purposes hereof, (i) “Liquidity” means as of any date of determination, the sum of Available Cash plus Availability under and as defined in the ABL Credit Agreement; and (ii) “Available Cash” means as of any date, unrestricted cash and cash equivalents of the Loan Parties subject to a lien securing the obligations on such date.

All interest shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months.

Upon the occurrence and during the continuance of an Event of Default, interest on the New First Lien Term Loans shall accrue at the Interest Rate plus 2.00% per annum and shall be payable solely in cash, on demand.

Exit Payment:	2.25% of the aggregate principal amount of the New First Lien Term Loans, payable in cash on (a) the maturity date of the New First Lien Term Loans or (b) any earlier voluntary repayment, any mandatory repayment (other than due to amortization, excess cash flow or the receipt of tax refunds) or any acceleration (including as a result of bankruptcy event of default) (the “Exit Payment”).

Documentation:	The New First Lien Term Loan Facility shall be substantially consistent with Existing Term Loan Agreement and the Credit Documents (as defined in the Existing Term Loan Agreement) (the “Existing Term Loan Documents”), this New First Lien Term Loan Term Sheet, and such other terms and conditions as are required by, and reasonably satisfactory to, the Required Lenders; provided, that all terms and conditions not expressly set forth in this New First Lien Term Loan Term Sheet shall be satisfactory to the Required Lenders. Subject to the forgoing, the New First Lien Term Loan Facility will be documented by (a) a credit agreement, in form and substance substantially similar to the Existing Term Loan Agreement (with such modifications as are set forth herein, necessary or desirable to effectuate the financing contemplated by this New First Lien Term Loan Term Sheet or to reflect the operational requirements and capital structure of the Loan Parties, the relative size of the New First Lien Term Loan Facility and the business plan, and/or as otherwise reasonably requested by the Required Lenders or the First Lien Agent, which modifications shall, in each case, be in form and substance acceptable to Required Lenders) (the “New First Lien Credit Agreement”) and (b) as applicable, the related notes, security agreements, collateral agreements, pledge agreements, control agreements, guarantees, mortgages and other legal documentation or instruments shall be substantially consistent with the Existing Term Loan Documents (with such modifications as are set forth herein, necessary or desirable to effectuate the financing contemplated by this New First Lien Term Loan Term Sheet and/or otherwise reasonably required by the Required Lenders or the First Lien Agent (including the Existing Term Loan Documents), in each case, in form and substance reasonably satisfactory to the Required Lenders (together with the New First Lien Credit Agreement, the “New First Lien Loan Documents”). The foregoing shall collectively be referred to herein as the “Documentation Principles”.

Voluntary Prepayment:	The New First Lien Term Loans may be prepaid in whole or in part at any time and from time to time after the Closing Date. Each voluntary prepayment shall be accompanied by payment of all accrued and unpaid interest thereon and the Exit Payment.

Mandatory Prepayments:	The New First Lien Credit Agreement will contain mandatory prepayment events substantially consistent with the Existing Term Loan Agreement and others agreed to by the Required Lenders and the Borrower, subject to the Documentation Principles; provided, that the Borrower shall repay the New First Lien Loans with 100% of any refunds of federal or state income taxes for the fiscal year ended January 31, 2021. Each mandatory prepayment shall be accompanied by payment of all accrued and unpaid interest and, if applicable, the Exit Payment.

Collateral:

All obligations of the Borrower and the Guarantors under the New First Lien Term Loan Facility, including, without limitation, all principal and accrued interest, premiums, Exit Payments, costs, fees, expenses and any other amounts due under the New First Lien Term Loan Facility (collectively, the “First Lien Obligations”), shall be secured by continuing, valid, binding, enforceable and perfected liens on, and security interests in (collectively, the “Liens”), substantially all of the property and assets of the Borrower and the Guarantors, whether now owned or hereafter acquired, which liens shall be (a) first priority liens with respect to all “Term Loan Priority Collateral” (as defined in Initial Intercreditor (as defined in the Existing Term Loan Agreement)) and (b) second priority liens with respect to all “ABL Facility Priority Collateral” (as defined in Initial Intercreditor (as defined in the Existing Term Loan Agreement)), in each case, subject to customary exclusions applicable to facilities of this type (the “Collateral”).

Notwithstanding the forgoing, the Collateral shall include pledges of 100% of the capital stock of all Loan Parties (other than Holdings) and all first-tier non-Loan Parties, but no action (with respect to the creation or perfection of any such pledge) shall be required to be taken outside of the US and no non-US security documents shall be required.

The priorities of the Liens on the Collateral securing the First Lien Obligations and the New ABL Facility, and the relative rights of secured parties under each of the New First Lien Term Loan Facility and the New ABL Facility, shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Required Lenders.

Representations and Warranties:	The New First Lien Loan Documents shall contain representations and warranties usual and customary for financings of this type and otherwise consistent with the Documentation Principles.

Affirmative Covenants:	The New First Lien Loan Documents shall contain affirmative covenants that are usual and customary for financings of this type and otherwise consistent with the Documentation Principles, including delivery of unaudited monthly financial statements to the First Lien Agent for distribution to the First Lien Lenders within 20 days after the end of each fiscal month, commencing with the first full fiscal month following the Closing Date, and such other heightened reporting as may be reasonably required by Required Lenders.

Negative Covenants:	The New First Lien Loan Documents shall contain negative covenants that are usual and customary for financings of this type and otherwise consistent with the Documentation Principles.

Financial Covenant:	To be agreed.

Conditions Precedent to Closing:	The New First Lien Credit Agreement will contain conditions precedent that are substantially consistent with the Existing Term Loan Agreement and as otherwise determined in accordance with the Documentation Principles.

Events of Default and Remedies:	The New First Lien Credit Agreement shall contain defaults and events of default (each, an “Event of Default”), and remedies in respect thereof, as are usual and customary for financings of this type and as otherwise determined in accordance with the Documentation Principles.

Required Lenders:	First Lien Lenders holding a majority of the aggregate outstanding principal amount of commitments in respect of the New First Lien Term Loans or, following the borrowing of New First Lien Term Loans, the New First Lien Term Loans (the “Required Lenders”).

Rating:	Within thirty (30) days after the Closing Date, the Borrower shall obtain, or shall have used commercially reasonable efforts to obtain, a rating of the New First Lien Term Loan Facility from Moody’s and from S&P (but no specific rating shall be required); provided that if no such rating is obtained by such date, the Borrower shall continue to use commercially reasonable efforts to obtain such rating if requested by the Required DIP Lenders.

Governing Law:	New York.

EXHIBIT C

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of August [ ], 2020 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Agreement”),1 by and among the Company Parties, the Persons named therein as “Consenting Lenders” thereunder, and the Persons named therein as “Consenting Shareholders” thereunder.

1.

Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Lender” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held by the Joinder Party.

2.

Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Consenting Lenders set forth in Section 11 and Section 12 of the Agreement to each other Party, effective as of the date hereof.

3.

Governing Law. This Joinder to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the Law of any other jurisdiction.

[Signature Page Follows.]

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

JOINDER PARTY:

Date Executed:

By:
Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loans	$
Unsecured Notes	$
ABL Loans	$
Equity Interests

ANNEX I TO THE JOINDER

[Attached.]

Exhibit D

Release Provisions

Defined Terms1

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

“Exculpated Party” means each of the following, solely in its capacity as such: (a) the Consenting Lenders; (b) the DIP Lenders; (c) the DIP Agents; (d) the Existing Agent; (e) the ABL Lenders, (f) the ABL Agent; (g) Towerbrook2; (h) the Debtors; (i) the Reorganized Debtors (j) each of the Debtors’ current and former directors, officers, managers, employees, members, principals, partners, advisory board members, agents, advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (k) with respect to each of the foregoing Persons described in clauses (a) through (g), such Person’s current and former Affiliates, partners, Subsidiaries. managers, officers, directors, principals, members, employees, agents, managed funds or accounts, advisors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, together with their respective successors and assigns, in each case in their capacity as such.

[1]

Capitalized terms used but not defined in this Exhibit D to the Transaction Support Agreement shall have the meanings ascribed to them in the Plan, which shall be in form and substance consistent with the Transaction Support Agreement and the Term Sheet. References herein to either DIP Agent, any of the DIP Lenders, and the DIP Facilities shall be included in the Releases only if the Company Parties determine each such DIP Facility is necessary to the Chapter 11 Cases and each such DIP Facility is approved by the Bankruptcy Court.

[2]

TowerBrook to be removed from scope Exculpation upon any of the following to occur: (a) the Consenting Lenders terminate the Agreement (due to a breach by the Consenting Shareholders) pursuant to Section 13.01(a), (b) the Company Parties terminate the Agreement pursuant to Section 13.02(a) or (c) the Consenting Shareholders terminate the Agreement for any reason pursuant to Section 13.03.

[3]

The parties agree that the failure of any estate fiduciary to be included in the Exculpation provision as a result of a Final Order of the Bankruptcy Court shall not constitute a Termination Event and shall not provide any party to this Agreement with the ability to terminate the Agreement.

“Released Party” means each of the following, solely in its capacity as such: means each of: (a) the Consenting Lenders; (b) the DIP Lenders; (c) the DIP Agents; (d) the Existing Agent; (e) the ABL Lenders, (f) the ABL Agent; (g) TowerBrook4; (h) the Debtors; (i) each of the Debtors’ current and former directors, officers, managers, employees, members, principals, partners, advisory board members, agents, advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (j) with respect to each of the foregoing Persons described in clauses (a) through (g), such Person’s current and former Affiliates, partners, Subsidiaries. managers, officers, directors, principals, members, employees, agents, managed funds or accounts, advisors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, together with their respective successors and assigns, in each case in their capacity as such; provided, that any holder of a Claim or Interest that opts out of, or objects to, the releases contained in the Plan shall not be a “Released Party.”

“Releasing Party” means each of the following, solely in its capacity as such: (a) the Consenting Lenders; (b) the DIP Lenders; (c) the DIP Agents; (d) the Existing Agent; (e) the ABL Lenders, (f) the ABL Agent; (g) TowerBrook; (h) the Debtors; (i) each of the Debtors’ current and former directors, officers, managers, employees, members, principals, partners, advisory board members, agents, advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (j) with respect to each of the foregoing Persons described in clauses (a) through (g), such Person’s current and former Affiliates, partners, Subsidiaries, managers, officers, directors, principals, members, employees, agents, managed funds or accounts, advisors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, participants, management companies, fund advisors or managers, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, together with their respective successors and assigns, in each case in their capacity as such; (k) without limiting the foregoing, (1) each holder of a Claim or Interest that voted to accept the Plan, (2) each holder of a Claim or Interest that is Unimpaired under the Plan, where the applicable Claims or Interests have been fully paid or otherwise satisfied in accordance with the Plan, (3) holders of Claims whose vote to accept or reject this Plan was solicited but who did not vote either to accept or to reject this Plan, and (4) holders of Claims who voted to reject the Plan and who did not opt out of granting the releases provided by the Plan; provided, that any holder of a Claim or Interest that validly opts out of, or objects to, the releases contained in the Plan shall not be a “Releasing Party.”

Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any

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TowerBrook to be removed from scope of Release upon any of the following to occur: (a) the Consenting Lenders terminate the Agreement (due to a breach by the Consenting Shareholders) pursuant to Section 13.01(a), (b) the Company Parties terminate the Agreement pursuant to Section 13.02(a) or (c) the Consenting Shareholders terminate the Agreement for ant reason pursuant to Section 13.03.

Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including, among others, equity interests, obligations, debts, rights, suits, damages, remedies, liabilities, and any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, their Estates, or their Affiliates, including any successors to the Debtors, their Affiliates, or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or equity interest that is treated under the Plan, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between the Company Parties, the Term Loan Agreement, the ABL Credit Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the TSA, the Disclosure Statement, the DIP Facility Credit Agreement, the New ABL Credit Agreement, the New First Lien Term Loan Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the TSA, the Disclosure Statement, the DIP Facility Credit Agreement, the New ABL Credit Agreement, the New First Lien Term Loan Credit Agreement, , the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Facility Credit Agreement, the New ABL Credit Agreement, the New First Lien Term Loan Credit Agreement, or any Claim or obligation arising under the Plan, or (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

Third-Party Releases by Releasing Parties

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or equity interest that is treated under the Plan, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Company Parties, the Term Loan Agreement, the ABL Credit Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the TSA, the Disclosure Statement, the DIP Credit Agreement, the New ABL Credit Agreement, the New First Lien Term Loan Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the TSA, the Disclosure Statement, the DIP Credit Agreement, the New ABL Credit Agreement, the New First Lien Term Loan Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Credit Agreement, the New ABL Credit Agreement, the New First Lien Term Loan Credit Agreement, or any Claim or obligation arising under the Plan, (ii) the rights of Holders of Allowed Claims to receive distributions under the Plan or (iii) any claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud or illegal acts.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

Related Party

Collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

Exculpation

Without affecting or limiting either the Debtor Release or the Third Party Release, and except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, filing, or termination of the TSA and related prepetition transactions (including the Term Loan Agreement and the ABL Credit Agreement), the Disclosure Statement, the Plan, the DIP Credit Agreement, the New ABL Credit Agreement, the New First Lien Term Loan Credit Agreement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan including the Definitive Documents, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Plan Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Plan Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Plan Effective Date occurring.

Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in the Plan.

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